Filed pursuant to Rule 424(b)(5)

Registration Statement No. 333-273357

PROSPECTUS SUPPLEMENT

(To prospectus dated July 28, 2023)

$20,000,000 Principal Amount Green Senior Secured Convertible Note Due 2026, Shares of Common Stock Issuable upon Conversion of the Note, Warrant to Purchase 25,601,639 Shares of Common Stock and Shares of Common Stock Issuable upon Exercise of the Warrant

Workhorse Group Inc.

We are offering to an institutional investor (the “Investor”) (i) $20,000,000 aggregate principal amount of Green Senior Secured Convertible Notes due 2026 (the “Note”) and (ii) a warrant to purchase up to 25,601,639 shares of common stock (the “Warrant” and, together with the Note, the “Securities”). The Securities will be issued pursuant to an indenture and supplemental indenture directly to the Investor.

The Note will bear no interest and will mature on October 1, 2026. We are selling the Note at a purchase price of $17,500,000, or 87.5% of its aggregate principal amount. We may prepay the Note only with written consent of the holder. The Note is convertible into shares of our common stock, par value $0.001 per share, on the terms and subject to the conditions described herein. The Warrant is exercisable at a price of $0.4492 per share. The Note will be our senior secured obligation and will rank senior to the right to payment of the holders of our unsecured debt, except as described herein. Our obligations under the Note will be fully and unconditionally guaranteed by all of our subsidiaries.

We have engaged Roth Capital Partners, LLC (the “Placement Agent”), to act as our placement agent for this offering. We have agreed to pay the Placement Agent a cash fee equal to $500,000. In addition, we have agreed to reimburse the Placement Agent for certain of its expenses. We estimate that the total expenses of this offering, excluding the Placement Agent fee, will be approximately $500,000. The proceeds to us before Placement Agent fees and offering expenses will be approximately $17,500,000.

We will not make application to list the Securities on any securities exchange or to include it in any automated quotation system.

Our common stock, par value $0.001 per share, is listed on the NASDAQ Capital Market under the symbol “WKHS.” The last reported sale price of our common stock on the Nasdaq Capital Market on December 11, 2023 was $0.3906 per share.

We expect the Securities will be ready for delivery on or before December 12, 2023.

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully review and consider all of the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including the risks and uncertainties described under “Risk Factors” beginning on page S-5 of this prospectus supplement and the risk factors incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Roth Capital Partners

Prospectus Supplement dated December 12, 2023

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying base prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Each time we conduct an offering to sell securities under the accompanying base prospectus we will provide a prospectus supplement that contains specific information about the terms of that offering, including the price, the amount of securities being offered and the plan of distribution. The shelf registration statement was initially filed with the SEC on July 20, 2023, and was declared effective by the SEC on July 28, 2023, and supplemented on August 21, 2023. This prospectus supplement describes the specific details regarding this offering and may add, update or change information contained in the accompanying base prospectus. The accompanying base prospectus provides general information about us and our securities, some of which may not apply to this offering. This prospectus supplement and the accompanying base prospectus are an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making offers to sell or solicitations to buy our common stock in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

If information in this prospectus supplement is inconsistent with the accompanying base prospectus or the information incorporated by reference with an earlier date, you should rely on this prospectus supplement. This prospectus supplement, together with the base prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus and any free writing prospectus we have authorized for use in connection with this offering include all material information relating to this offering. We have not authorized anyone to provide you with different or additional information, and you must not rely on any unauthorized information or representations. You should assume that the information appearing in this prospectus supplement, the accompanying base prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus and any free writing prospectus we have authorized for use in connection with this offering is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should carefully read this prospectus supplement, the accompanying base prospectus and the information and documents incorporated by reference herein and therein, as well as any free writing prospectus we have authorized for use in connection with this offering, before making an investment decision. See “Incorporation of Certain Information by Reference” and “Where You Can Find More Information” in this prospectus supplement and in the accompanying base prospectus.

This prospectus supplement and the accompanying base prospectus contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the full text of the actual documents, some of which have been filed or will be filed and incorporated by reference herein. See “Where You Can Find More Information” in this prospectus supplement. The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus supplement or the accompanying base prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, speak only to the date that such representations, warranties, and covenants were made, and should not be deemed to be a representation, warranty or covenant to you. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus supplement and the accompanying base prospectus contain and incorporate by reference certain market data and industry statistics and forecasts that are based on Company-sponsored studies, independent industry publications and other publicly available information. Although we believe these sources are reliable, they are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed under “Risk Factors” in this prospectus supplement and the accompanying base prospectus and under similar headings in the documents incorporated by reference herein and therein. Accordingly, investors should not place undue reliance on this information.

Unless otherwise stated or the context requires otherwise, references to “we,” “us,” the “Issuer” and “Workhorse” refer to Workhorse Group Inc. and unless otherwise differentiated, its wholly-owned subsidiaries.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This prospectus summary highlights information contained elsewhere in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus supplement and the accompanying base prospectus carefully, including the section entitled “Risk Factors” beginning on page S-5 and in our periodic filings with the Securities and Exchange Commission, our consolidated financial statements and the related notes and the other information incorporated by reference into this prospectus supplement and the accompanying base prospectus, before making an investment decision.

Our Company

We are an American technology company with a vision to pioneer the transition to zero-emission commercial vehicles. Our primary focus is to provide sustainable and cost-effective solutions to the commercial transportation sector. We design and manufacture all-electric trucks and drone systems, including the technology that optimizes the way these vehicles operate. We are focused on our core competency of bringing our electric vehicle programs to market. We continue to seek opportunities to grow the business organically, and by expanding relationships with existing and new customers. We believe we are well positioned to take advantage of long-term opportunities and continue our efforts to bring product innovations to-market.

Corporate Information

We are a Nevada corporation. Our executive offices are located at 3600 Park 42 Drive, Suite 160E, Sharonville, Ohio 45241, and our telephone number is (888) 646-5205. Our website is www.workhorse.com. Information contained in, or accessible through, our website does not constitute part of, and should not be construed as being incorporated by reference into, this prospectus and inclusions of our website address in this prospectus are inactive textual references only.

Recent Events

On December 12, 2023, we entered into a purchase agreement (the “Purchase Agreement”) with a single investor (the “Purchaser”), which provides that, upon the terms and subject to the conditions and limitations set forth therein, we may sell to the Purchaser up to $50,000,000 of shares (the “Purchase Shares”) of our common stock over the 24-month term of the Purchase Agreement. As consideration for the Purchaser’s entry into the Purchase Agreement, we will issue 3,775,105 shares of our common stock to the Purchaser as commitment shares.

For a period of up to 24 months following the satisfaction of certain terms set forth in the Purchase Agreement, we have the right, but not the obligation, on any business day we select (the “Purchase Date”), provided that on such day the last closing sale price per-share of our common stock is above a floor price of $0.10 per share, to require the Purchaser to purchase up to 1,000,000 shares of common stock (the “Regular Purchase Share Limit”) per purchase notice at a purchase price equal to 97.5% of the lower of (i) the lowest Nasdaq trading price of our common stock on such day and (ii) the average of the three lowest Nasdaq closing prices of our common stock on the previous 10 trading days.

The Regular Purchase Share Limit may be increased based on our share price up to a maximum of 1,500,000 shares and, subject to certain conditions, we may require the Purchaser to make additional accelerated purchases in the amount of up to 6 times the Regular Purchase Share Limit, based in part on the Nasdaq trading volume of the common stock on such day, at a purchase price equal to 97% of certain market-based price measures. Notwithstanding the number of shares eligible to be sold, the Purchaser is generally not required to make non-accelerated purchases of more than $2.0 million per trading day.

The Offering

The following is a brief summary of some of the terms of the offering and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus supplement and the accompanying base prospectus.

The Note

Green Senior Secured Convertible Note offered by us	We are offering a Green Senior Secured Convertible Note with a principal amount of $20,000,000 (the “Note”).

Ranking

The Note shall be a senior secured obligation of Workhorse Group Inc. (the “Issuer”) and rank senior to all unsecured debt of the Issuer, except as described below under the “Security and Guaranty” heading. The Issuer’s obligations under the Note will be guaranteed by all of the Issuer’s subsidiaries.

Issue Price	87.5% of the aggregate principal amount.

Interest	The Note will bear no interest, other than default interest described below.

Maturity Date	October 1, 2026.

Security and Guaranty	The Note will be secured by first priority liens on substantially all of the tangible and intangible assets of the Issuer and its subsidiaries, subject to certain limitations. Our obligations under the Note will be guaranteed by our Subsidiaries.

Holder Redemption Right	The holder may require us, upon 5 trading days’ notice, to redeem up to 12.5% of the original principal amount of the Note (or such other amount as mutually agreed) in cash (each redemption, a “Partial Redemption Payment”) on the 1st and 15th of each month beginning January 1, 2024. The holder may also elect to convert the Partial Redemption Payment (prior to receipt thereof) into shares of Common Stock upon the conversion terms provided in the Note. The holder may defer any such Partial Redemption Payment to a subsequent redemption date.

Prepayment	We may not prepay the Note without holder’s consent.

Repurchase or Redemption Upon a Fundamental Change

The holder may require us to repurchase the Note upon a Fundamental Change (as defined below) at the greater of (x) one hundred and five percent (105%) of the then outstanding Principal Amount of the Note (or such lesser principal amount accelerated pursuant to such notice), plus accrued and unpaid interest on this Note to be so repurchased; and (y) 115% of the Conversion Value (as defined below).

A “Fundamental Change” shall include (w) any person or group (within the meaning of Section 13(d)(3) of the Exchange Act), other than us or our wholly-owned subsidiaries, files any report with the SEC indicating that such person or group has become the direct or indirect beneficial owner of the majority of our common stock; (x) the consummation of any sale, lease or other transfer of all or substantially all of our assets, or any transfer or transaction which results in effectively the same; (y) the approval by our stockholders of a plan or proposal to liquidate or dissolve us; or (z) our common stock ceases to be listed on an “Eligible Exchange” (as described under “—Description of the Note—Certain Definitions—”).

“Conversion Value” means the outstanding principal amount of the Note, plus any accrued and unpaid default interest, divided by the Conversion Price multiplied by the highest daily volume weighted average price (the “Daily VWAP”) for our Common Stock in the 30 trading days preceding the applicable triggering event.

Events of Default	If an Event of Default occurs, then the outstanding Principal Amount of the Note plus accrued and unpaid interest will immediately become due and payable. If a Default or Event of Default occurs, the Note will bear default interest at a rate of 15.00% per annum until such default is cured and all outstanding default interest has been paid. As set forth in the Note, certain Event of Defaults do not trigger automatic acceleration and will only become immediately due and payable at the holder’s election.

Forced Conversion

We can require conversion of all or any portion (provided that any portion converted is equal to or greater than $5,000,000 of the Principal Amount of the Note) of Principal Amount of the Note, subject to certain conditions and beneficial ownership limitations, if the Daily VWAP of our Common Stock exceeds 175% of the Conversion Price on each of the immediately preceding 20 consecutive trading days.

Cash Sweep	The holder may require the Issuer to redeem outstanding principal under the Note with up to 50% of the cash proceeds of certain of our real property in a sale and leaseback transaction.
Minimum Liquidity

We are required to have an amount equal to the lesser of (a) $10,000,000, and (b) the then aggregate outstanding Principal Amount of the Note and any Other Notes (as defined in the Note), of cash and cash equivalents that are unrestricted and unencumbered other than by liens, restrictions and encumbrances securing the obligations to the holder(s) of the Note(s) and any Other Notes, held in deposit accounts that are subject to control agreements entered into in favor of the collateral agent and that provide the collateral argent control over such accounts.

We are also required to have cash and cash equivalents of at least (x) $25,000,000 on December 31, 2023 (y) $13,500,000 on January 31, 2024, and (z) of $20,000,000 on February 29, 2024.

ATM and Equity Line of Credit

We are required to have in effect (i) that certain At-the-Market Sales Agreement dated March 10, 2022 between us and BTIG, LLC or other agreement approved in writing by the holder providing for an “at-the-market” offering pursuant to which we may issue shares of our common stock (the “ATM Program”), and (ii) commencing on January 1, 2024, an equity line of credit, pursuant to which we may initially issue and sell shares of common stock with an aggregate value of at least $20,000,000 (the “ELOC”). We are required to ensure that the ATM Program and ELOC collectively have available aggregate capacity to generate gross proceeds of at least $25,000,000.

Note Beneficial Ownership Limitations

The Note may not be converted to the extent it would cause the holder of the Note to become the “beneficial owner” of more than 4.99% of our Common Stock after giving effect to such conversion for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the “Note Beneficial Ownership Limitation”). The Note Beneficial Ownership Limitation may be increased at the discretion of the holder of the Note to any percentage less than or equal to 9.99% of our Common Stock after giving effect to such conversion.

Shares of Common Stock Issuable upon Conversion of the Note
Conversion Price	The Note will be convertible at a conversion price equal to $0.5178, subject to customary anti-dilution adjustments and adjustments for certain corporate events.
Reserve Shares	We are required to reserve unissued shares for issuance upon conversion or exercise of all Notes and Warrants, and any Other Notes or additional Warrants issued pursuant to the securities purchase agreement pursuant to which we are issuing the Securities (the “Securities Purchase Agreement”), if issued, in a number equal to the sum of (A) the greater of (i) 150% of (x) the principal amount outstanding under all Notes and any Other Notes, if issued, plus all interest accruable on such outstanding principal amount through the Maturity Date divided by (y) the Daily VWAP for our Common Stock on such applicable determination date and (ii) the maximum number of shares issuable upon the full conversion of all Notes and any Other Notes then outstanding and (B) the maximum number of shares issuable upon the full exercise of the Warrants and any additional Warrants issued pursuant to the Securities Purchase Agreement then outstanding.

The Warrants

Shares Issuable on Exercise	Up to 25,601,639 shares of Common Stock, subject to adjustment upon the split or combination of the Common Stock and certain similar events.

Exercise Price	The exercise price per share of Common Stock will be $0.4492.

Cashless Exercise	The Warrants permit cashless exercise at all times when a registration statement covering the issuance of shares under the Warrants is not available for the issuance of such shares. The number of Warrants surrendered to effect such cashless exercise will be based on the market price of the Common Stock at the time of exercise and calculated pursuant to the terms of the Warrant.

Fundamental Transaction	In the event of a Fundamental Transaction (as defined in the Warrants) that is not a change of control or corporate event as described in the Warrant, the surviving entity would be required to assume the Company’s obligations under the Warrants.

Change of Control; Corporate Event	If we engage in certain transactions that result in the holders of our common stock receiving consideration, a holder of the Warrants will have the option to either (i) exercise the Warrants prior to the consummation of such transaction and receive the consideration to be issued or distributed in connection with such transaction or (ii) cause us to repurchase the Warrants for its then Black-Scholes Value.

Warrant Beneficial Ownership Limitations	The Warrants may not be exercised to the extent it would cause the holder of the Warrants to become the “beneficial owner” of more than 4.99% of our Common Stock after giving effect to such exercise for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the “Warrant Beneficial Ownership Limitation”). The Warrant Beneficial Ownership Limitation may be increased at the discretion of the holder of the Warrants to any percentage less than or equal to 9.99% of our Common Stock after giving effect to such exercise.

Exercise Period	The Warrants will be exercisable at any time following the issuance date and expire three years after the date upon which they become exercisable.

Purchase Right	The holder has a purchase right that allows the holder to participate in transactions in which the Company issues or sells certain securities or other property (the “Purchase Rights”) to holders of the Company’s common stock. Such right to purchase allows the holder to acquire, on the terms and conditions applicable to such Purchase Rights, the aggregate Purchase Rights which the holder would have been able to acquire if the holder held the number of shares of Common Stock acquirable upon exercise of the Warrants.

Use of Proceeds	We estimate that our net proceeds from this offering will be approximately $16,500,000 million after discounts and deducting estimated offering expenses payable by us. We expect to use the net proceeds from this offering for working capital and general corporate purposes. See “Use of Proceeds” on page S-8.

Risk Factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-5 and the other information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus for a discussion of factors you should carefully consider before deciding to invest in the Note or our common stock.

NASDAQ Capital Market Symbol	WKHS

RISK FACTORS

Investing in the Green Senior Secured Convertible Note Due 2026 (the “Note”), the related Warrant (the “Warrant” and together with the Note, the “Securities”) and our common stock involves a high degree of risk. Before purchasing our securities, you should read and consider carefully the following risk factors as well as all other information contained and incorporated by reference in this prospectus supplement and the accompanying base prospectus, including our consolidated financial statements and the related notes. Please see the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2023, June 30, 2023 and September 30, 2023. Each of these risk factors, either alone or taken together, could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our Securities or our common stock. There may be additional risks that we do not presently know of or that we currently believe are immaterial, which could also impair our business and financial position. If any of the events described below or in the information incorporated by reference herein were to occur, our financial condition, our ability to access capital resources, our results of operations and/or our future growth prospects could be materially and adversely affected, and the market price of our securities could decline. As a result, you could lose some or all of any investment you may make in our securities.

Risks Related to the Offering and Owning the Securities

We have broad discretion in the use of the available net proceeds of the offering contemplated by this prospectus supplement and, despite our efforts, we may use such proceeds in a manner that does not improve our operating results or increase the value of your investment.

We currently anticipate that the net proceeds from the offering of our securities contemplated by this prospectus supplement will be used as described in the “Use of Proceeds” section of this prospectus supplement. However, we have not determined the specific use of the net proceeds from the offering contemplated by this prospectus supplement. Our management will have broad discretion over the use and investment of those funds, and, accordingly, investors will need to rely upon the judgment of our management with respect to the use of such proceeds, with only limited information concerning our specific intentions. These proceeds could be applied in ways that do not improve our operating results or increase the value of your investment.

Covenants in the Note documents will restrict our ability to deploy the Note proceeds and require us to maintain substantial reserves of liquidity.

The Note documents require us to maintain an amount of cash and cash equivalents equal to the lesser of (i) $10,000,000 and (ii) the then aggregate outstanding principal amount of the Note and any Other Notes, in an account that is controlled by the Collateral Agent. We will not be able to deploy such cash for any purposes other than to repay the outstanding principal amount of the Note.

In addition, we are required to have cash and cash equivalents on hand in the amounts of (i) $25 million on December 31, 2023, (ii) 13.5 million on January 31, 2024, and (iii) $20 million on February 29, 2024. Maintaining sufficient cash on hand to comply with these covenants may prevent us from deploying such capital for operations, capital expenditures and otherwise to support our business. In addition, we may not be able to maintain or obtain sufficient liquidity to comply with such covenants, which would cause us to be in breach of our obligations under the Note documents.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our obligations under the Note.

Our ability to make scheduled payments of principal or to pay interest on or to refinance the Note depends on our future performance, which is subject to economic, financial, competitive and other factors, some of which are beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to satisfy our obligations under the Note. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as reducing or delaying investments or capital expenditures, selling assets, refinancing or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance the Note will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on the Note.

Some significant restructuring transactions may not constitute a Fundamental Change, in which case we would not be obligated to offer to purchase the Note.

Upon the occurrence of a Fundamental Change, you have the right to require us to purchase your Note. Events constituting a “Fundamental Change” include (a) any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”)), other than us or our wholly-owned subsidiaries, files any report with the SEC indicating that such person or group has become the direct or indirect beneficial owner of the majority of our common stock (b) the consummation of any sale, lease or other transfer of all or substantially all of our assets, or any transfer or transaction which results in effectively the same; (c) the approval by our stockholders of a plan or proposal to liquidate or dissolve us; or (d) our common stock ceases to listed on an “Eligible Exchange” (as described under “—Description of the Note—Certain Definitions—”). However, the Fundamental Change provisions will not afford protection to the holder of the Note in the event of other transactions that could adversely affect the Note. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a Fundamental Change requiring us to purchase the Note. In the event of any such transaction, the holder would not have the right to require us to purchase the Note, even though each of these transactions could increase the amount of our indebtedness or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holder of the Note.

Conversion of the Note and an exercise of the Warrant will dilute the ownership interest of existing stockholders and may otherwise depress the price of our common stock.

The conversion of the Note and/or exercise of the Warrant will dilute the ownership interests of existing stockholders to the extent we deliver shares upon conversion of the Note or exercise of the Warrant or otherwise. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the Securities may encourage short selling by market participants because the conversion of the Note or exercise of the Warrant could be used to satisfy short positions, or anticipated conversion of the Note or exercise of the Warrant into shares of our common stock could depress the price of our common stock.

Upon conversion of the Note or exercise of the Warrant, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion or exchange right, as the case may be, but before we settle our conversion or exercise obligation, as the case may be.

Under the Securities, a converting or exercising holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders the Securities for conversion or exercise until the date we settle our conversion obligation. We will deliver the consideration due in respect of conversion on the second business day immediately following the relevant conversion date. Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected.

The Fundamental Change repurchase feature of the Note may delay or prevent an otherwise beneficial attempt to takeover our company.

The terms of the Note require us to repurchase the Note in the event of a Fundamental Change. A takeover of our company would trigger an option of the holder of the Note to require us to repurchase the Note. This may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors in the Note.

The holder of the Securities will not be entitled to certain rights with respect to our common stock but will be subject to all changes made with respect to our common stock.

The holder of the Securities will not be entitled to certain rights with respect to our common stock (including, without limitation, voting rights) but to the extent we issue shares of our common stock pursuant to the Note, the holder of the Note will be subject to all changes affecting our common stock.

We cannot assure you that an active trading market will develop for the Securities.

Prior to this offering, there has been no trading market for the Securities, and we do not intend to apply to list the Securities on any securities exchange or to arrange for quotation on any automated dealer quotation system. As a result, we cannot assure you that an active trading market will develop for the Securities. If an active trading market does not develop or is not maintained, the market price and liquidity of the Securities may be adversely affected. In that case, you may not be able to sell your Securities when you want or at a favorable price.

We are subject to certain covenants set forth in the Securities. Upon an event of default, including a breach of a covenant, we may not be able to make such accelerated payments under the Note.

The Note contains customary events of default, including for non-payment, misrepresentation, breach of covenants, defaults under other material indebtedness, material adverse change, bankruptcy, change of control and material judgments. Among other things, we are required to have an amount equal to the lesser of (a) $10,000,000, and (b) the then aggregate outstanding Principal Amount of the Note and any Other Notes, of cash and cash equivalents that are unrestricted and unencumbered other than by liens, restrictions and encumbrances securing the obligations to the holder(s) of the Note(s) and any Other Notes, held in deposit accounts that are subject to control agreements entered into in favor of the collateral agent that provide the collateral agent with control of such accounts. We must have cash and cash equivalents of at least (x) $25,000,000 on December 31, 2023 (y) $13,500,000 on January 31, 2024, and (z) of $20,000,000 on February 29, 2024. We cannot maintain compliance with these covenants unless we obtain further financing in addition to the proceeds of this offering.

Upon an event of default, the outstanding principal amount of the loan plus any other amounts owed under the Note will become immediately due and payable and the holder of the Note could foreclose on our assets. A default would also likely significantly diminish the market price of our common stock.

You may be subject to tax if we make or fail to make certain adjustments to the applicable conversion rate of the Note even though you do not receive a corresponding cash distribution.

The conversion rate is subject to adjustment in certain circumstances, including the payment of cash dividends. If the applicable conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the applicable conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you.

FORWARD-LOOKING STATEMENTS

Certain statements contained in or incorporated by reference into this prospectus supplement, other than purely historical information, including, but not limited to, estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this prospectus supplement, the words “anticipate,” “expect,” “plan,” “believe,” “seek,” “estimate” and similar expressions are intended to identify forward-looking statements. These are statements that relate to future periods and include, but are not limited to, statements about the features, benefits and performance of our products, our ability to introduce new product offerings and increase revenue from existing products, expected expenses, including those related to selling and marketing, product development and general and administrative, our beliefs regarding the health and growth of the market for our products, anticipated increase in our customer base, expansion of our products functionalities, expected revenue levels and sources of revenue, expected impact, if any, of legal proceedings, the adequacy of our liquidity and capital resources, and expected growth in business. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained in this prospectus or any prospectus supplement. Factors that could cause actual results to differ materially include, but are not limited to: our ability to develop and manufacture our new product portfolio, including the W4 CC, W750, W56 and WNext programs; our ability to attract and retain customers for our existing and new products; risks associated with obtaining orders and executing upon such orders; the unavailability, reduction, elimination or adverse application of government subsidies, incentives and regulations; supply chain disruptions, including constraints on steel, semiconductors and other material inputs and resulting cost increases impacting our company, our customers, our suppliers or the industry; our ability to capitalize on opportunities to deliver products to meet customer requirements; our limited operations and need to expand and enhance elements of our production process to fulfill product orders; our inability to raise additional capital to fund our operations and business plan; our ability to regain compliance with the listing requirements of the Nasdaq Capital Market and otherwise maintain the listing of our securities thereon; our ability to protect our intellectual property; market acceptance for our products; our ability to obtain sufficient liquidity from operations and financing activities to continue as a going concern and, our ability to control our expenses; potential competition, including without limitation shifts in technology; volatility in and deterioration of national and international capital markets and economic conditions; global and local business conditions; acts of war (including without limitation the conflicts in Ukraine and Israel) and/or terrorism; the prices being charged by our competitors; our inability to retain key members of our management team; our inability to satisfy our customer warranty claims; the outcome of any regulatory or legal proceedings; and other risks and uncertainties and other factors discussed from time to time in our filings with the Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date hereof. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Discussions containing these forward-looking statements may be found, among other places, in “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC or in any Current Report on Form 8-K. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. While we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus and the documents incorporated by reference herein will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus supplement. You should read this prospectus supplement, the base prospectus, and the documents incorporated by reference herein and therein completely and with the understanding that our actual future results may be materially different from what we expect.

We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, as well as any amendments thereto.

USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $16,500,000 million, after deducting discounts and the estimated offering expenses payable by us. We expect to use the net proceeds from this offering for working capital and other general corporate purposes.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently anticipate that we will retain all future earnings to fund the operations of our business and do not anticipate paying dividends on the common stock in the foreseeable future.

PLAN OF DISTRIBUTION

We engaged Roth Capital Partners, LLC (the “Placement Agent”), to act as our placement agent for this offering. We are offering the Note directly to an institutional investor. We expect to enter into an agreement with this investor for the full amount of the offering. The form of the agreement is or will be included as an exhibit to our Current Report on Form 8-K that we will file with the SEC in connection with the consummation of this offering. See “Where You Can Find More Information.”

Our obligation to issue and sell the Securities to the purchaser is subject to the conditions set forth in the agreement. The purchaser’s obligation to purchase the Securities is subject to conditions set forth in the agreement as well.

The public offering price of the Securities was negotiated between us and the purchaser based on the trading of our common stock prior to the offering, among other things. Other factors considered in determining the public offering price of the shares include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

We expect that the sale of the Securities will be completed on or about December 28, 2023. We have agreed to pay the Placement Agent a cash fee equal to $500,000. In addition, we have agreed to reimburse the Placement Agent for certain of its expenses and to indemnify it for certain liabilities. We estimate that the total expenses of this offering, excluding the Placement Agent fee, will be approximately $500,000.

DESCRIPTION OF THE NOTE

Set forth below is a description of the specific terms of the Note. This description supplements, and should be read together with, the description of the general terms and provisions of the Senior Debt Securities set forth in the accompanying prospectus under the captions “Description of Debt Securities and Guaranties” and, to the extent it is inconsistent with the accompanying prospectus, replaces the description in the prospectus. The following description is not complete in every detail and is subject to, and is qualified in its entirety by reference to, the form of Note, which has been filed as an exhibit to the registration statement which this prospectus supplement is a part.

General

The Note will be a senior secured obligation of the Issuer. The aggregate principal amount of the Note is $20,000,000. The Securities Purchase Agreement contemplates the potential for additional subsequent issuances of Green Senior Secured Convertible Notes.

The entire principal amount of the Note will mature and become due and payable, together with any accrued and unpaid interest, on October 1, 2026, unless earlier redeemed, repurchased or converted. The Note is not subject to any sinking fund provision.

Ranking

The Note will rank pari passu with any Other Notes, if any. The Note will be effectively senior to all unsecured indebtedness of the Issuer to the extent of the value of the collateral securing the Note, as well as senior to any subordinated indebtedness. Aside from the foregoing, the Note will rank effectively junior to all secured Permitted Indebtedness to the extent of the value of the property subject to Permitted Liens securing such Permitted Indebtedness. Under certain circumstances, the holder of the Note may be required to release its lien on certain collateral securing the obligations under the Note to permit the Issuer to consummate certain transactions, including a sale leaseback of certain of our real property. Our obligations under the Note will be guaranteed by all of our subsidiaries. See “Security” below.

Selling Price and Repayment Price

We are selling the Note at an issue price of 87.5% of its aggregate principal amount.

Security

Our obligations under the Note will be secured by a first priority lien on substantially all our tangible and intangible assets, other than certain assets the holder has agreed to exclude from the collateral, subject to certain limitations (the “Collateral”). The liens on cash and cash equivalents, accounts receivable, and inventory securing our obligations under the Note will be subordinated to any liens securing our obligation under the Traditional Working Capital Facility (as defined below).

In addition, each of the subsidiaries listed as additional registrants in the Registration Statement of which this prospectus supplement forms a part (each, a “Subsidiary Guarantor”) will guaranty our obligations under the Note.

Interest

The Note will not bear interest other than in the event of a default or an “Event of Default” (as defined below), the Note will bear default interest at the rate of 15.00% per year (“Default Interest”) until such default is cured and all outstanding Default Interest has been paid.

Default Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months and will be payable in arrears on the earlier of (i) the first day of each calendar month, (ii) the date such Default is cured, (iii) any Fundamental Change Repurchase Date, Cash Sweep Payment Date, Conversion Settlement Date (all such dates as defined in the Note) or any date that an Event of Default Acceleration Amount (as defined in the Note) is paid by the Company to the holder, and (iv) the Maturity Date and shall be paid to holder in cash.

Partial Redemption Payments

The holder may require us, upon 5 trading days’ notice (except for in the instance of the first Partial Redemption Date (as defined in the Note)), to redeem up to 12.5% of the original aggregate principal amount of the Note (or such other amount as mutually agreed) in cash (each redemption, a “Partial Redemption Payment”) on the 1st and 15th of each month beginning January 1, 2024. The holder may also elect to convert the Partial Redemption Payment (prior to receipt thereof) into shares of Common Stock upon the conversion terms provided in the Note. Holder may defer any such Partial Redemption Payment to a subsequent redemption date. Any Partial Redemption Payment reduces the Principal Amount by such paid amount.

Repurchase of the Note upon a Fundamental Change

The holder may require us to repurchase the Note upon a Fundamental Change (as defined below) at the greater of (x) one hundred and five percent (105%) of the then outstanding Principal Amount of the Note (or such lesser principal amount accelerated pursuant to such notice), plus accrued and unpaid interest on the Note to be so repurchased; and (y) the sum of (i) 115% of the product of (A) the conversion rate in effect as of the trading day immediately preceding the effective date of such Fundamental Change; (B) the total then outstanding Principal Amount of this Note to be repurchased due to the Fundamental Change divided by $1,000; and (C) the Fundamental Change Stock Price for such Fundamental Change and (ii) the accrued and unpaid interest on the Note. The repurchase date for any Fundamental Change will be a Business Day of the holder’s choosing that is no more than 20 business days after the later of (x) the date the Company delivers to the holder the related Fundamental Change Notice pursuant to the Note; and (y) the effective date of the Fundamental Change.

Repurchase of the Note upon an Event of Default

If certain Event of Defaults occur (as set forth in the Note), then the outstanding Principal Amount of the Note plus accrued and unpaid interest will immediately become due and payable. If a default or an Event of Default occurs, the Note will bear default interest at a rate of 15.00% per annum (“Default Interest”) until such Default is cured and all outstanding Default Interest has been paid.

Prepayment

We may not prepay the Note without holder’s consent.

Conversion Rights

General

The conversion rate will initially be 1,931.1410 shares of common stock per $1,000 principal amount of the Note (equivalent to an initial conversion price of approximately $0.5178 per share of common stock). The conversion rate with respect to the notes and the conversion price for notes in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. The applicable conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time.

Forced Conversion

At any time and from time to time if (1) the Daily VWAP per share of our common stock exceeds 175% of the conversion price on each of 20 consecutive trading days beginning on or after the day on which we issue the Notes and ending on the date we deliver a forced conversion notice; and (2) the Equity Conditions (as defined in the Note) are satisfied on the date we deliver a forced conversion notice (together the “Forced Conversion Conditions”), then we may elect to convert all or a portion (provide that any such portion must be a least $5,000,000) of Principal Amount of the Note into shares of our common stock; provided that we will not be permitted to complete such conversion if the Forced Conversion Conditions cease to be satisfied on any trading day between the time we notify the holder of the forced conversion and the time we deliver such shares to the holder.

Conversion Rate Adjustments

The applicable conversion rate, as provided in the Note, is subject to adjustment as a result of the following events:

●	our issuance of a common stock dividend or distribution to all or substantially all holders of our Common Stock;

●	our splitting or combining of shares of common stock;

●	our issuance of rights, options or warrants to all or substantially all holders of our Common Stock, entitling such holders, for a period of not more than 60 days, to subscriber for or purchase shares of common stock at a price less than the average of the closing shares price per share of common stock for the 10 trading days ending on the trading day before such distribution is announced;

●	our distribution of capital stock, evidence of indebtedness or other assets or property of ours, or other rights, options or warrants to acquire capital stock or other securities of ours to all or substantially all holders of our Common Stock;

●	our distribution or dividend of capital stock to all or substantially all holders of our Common Stock as the result of the spinning off of a Subsidiary (as defined below) or affiliate;

●	our distribution of cash dividends or distributions to all or substantially all holders of our Common Stock; or

●	our payment in respect of a tender or exchange offer for shares of our common stock;

The conversion consideration, as provided in the Note, is also subject to adjustment as a result of the following events:

●	certain recapitalizations or reclassifications of our common stock;

●	certain consolidations, mergers, combinations or binding or statutory share exchanges involving us; or

●	sale, lease or other transfer of all or substantially all of our assets.

Limitations on Conversion

No party may convert all or a portion of the Note if either as a result of the conversion or other issuance of shares pursuant to the Note, the holder and its affiliates would beneficially own in the aggregate in excess of 4.99% of the shares of our common stock. However, upon proper notice to us, the holder may increase the limit of beneficially owned shares of our common stock from 4.99% to any amount up 9.99% of the shares of our common stock.

Limitations on Conversion Settlement Defaults

If we fail to deliver conversion shares upon the conversion of the Note by the applicable settlement date, then holder may purchase shares of our common stock and cause us to cover the price of such shares, force us to deliver such shares together with cash to cover the difference of any price paid by holder, and in addition require us to pay in cash as liquidated damages and not as a penalty, for each $1,000 of Defaulted Shares (based on the Daily VWAP on the applicable conversion settlement date), $10 per trading day (increasing to $20 per trading day on the fifth trading day after such liquidated damages begin to accrue) for each trading day after the conversion settlement date until the required cash or shares to cover have been paid.

Cash Sweep

Subject to certain conditions, the holder may require the Issuer to redeem the Note with up to 50% of the cash proceeds we receive in a sale and leaseback transaction of certain of our real property.

Certain Covenants

Limitation on Indebtedness

The Note requires that we do not and do not permit any of the subsidiary guarantors (the “Subsidiaries”) to:

●	create, incur, assume, guarantee or be or remain liable with respect to any indebtedness, other than “Permitted Indebtedness” (as defined below);

●	prepay any indebtedness except by converting the indebtedness into equity; or

●	amend or modify the terms of any debt owed in such a way as to shorten the maturity date or impose additional burdens on us.

Permitted Indebtedness includes:

●	indebtedness under the Note and any Other Notes;

●	certain indebtedness existing and disclosed on the date of the Securities Purchase Agreement;

●	indebtedness to trade creditors incurred in the ordinary course of business consistent with past practice, including indebtedness incurred in the ordinary course of business with corporate credit cards;

●	indebtedness that also constitutes a “Permitted Investment” (as defined below);

●	indebtedness secured by certain “Permitted Liens” (as defined below), subject to certain restrictions;

●	our subordinated indebtedness, but not subordinated indebtedness of our subsidiaries;

●	reimbursement obligations in connection with letters of credit or similar instruments that are secured by cash or cash equivalents and issued on behalf of us or our subsidiaries in an aggregate amount not to exceed $500,000 at any time then outstanding;

●	indebtedness in respect of a Traditional Working Capital Facility;

●	indebtedness provided by any local, state, or federal government or any fund guaranteed by such local, state, or federal government;

●	contingent obligations that are guarantees of certain items of Permitted Indebtedness as set forth in the Note; and

●	any sale and leaseback transaction, to the extent that the lease entered into in connection therewith constitutes indebtedness.

Limitation on Liens

The Note requires that we will not, and will not permit the Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any lien of any kind on any asset now owned or hereafter acquired, other than the following “Permitted Liens”:

●	liens in favor of the holder of the Note or the collateral agent;

●	certain liens existing on the date the Note is issued;

●	liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that we maintain adequate reserves therefor in accordance with GAAP;

●	liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other similar persons arising in the ordinary course of business; provided, that the payment thereof is not yet required;

●	liens arising from judgments, decrees or attachments in circumstances which do not constitute a default under the Purchase Agreement or Note;

●	the following deposits, to the extent made in the ordinary course of business: (i) deposits under workers’ compensation, unemployment insurance, social security and other similar laws, or (ii) to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or (iii) to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;
●

liens on equipment or software or other intellectual property constituting purchase money liens and liens in connection with capital leases securing indebtedness up to $5,000,000, provided that such liens are not secured by the collateral;

●	leasehold interests in leases or subleases and licenses granted in the ordinary course of our business and not interfering in any material respect with the business of the licensor;

●	liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such liens extend only to such insurance proceeds and not to any other property or assets);

●	statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms;

●	easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business, so long as they do not materially impair the value or marketability of the related property;

●	liens on cash or cash equivalents securing obligations to trade creditors for reimbursement of obligations in connection with letters of credit;

●	liens securing obligations under a Traditional Working Capital Facility; and

●	liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described above; provided, that any extension, renewal or replacement lien will be limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

Limitation on Investments

The Note requires that we do not directly or indirectly acquire or own, or make any investment in or to any Person (as defined in the Note), or permit any of our Subsidiaries to do so, other than the following permitted investments (each a “Permitted Investment” and collectively, the “Permitted Investments”); provided that we (and our Subsidiaries) may not make any investment (including a Permitted Investment) or permit any of its Subsidiaries to make any investment (including a Permitted Investment) if (i) any Event of Default has occurred under the Note or (ii) any event or circumstance has occurred and is continuing which, with the giving of notice or passage of time would constitute an Event of Default with respect to certain matters described in the Note:

●	certain investments existing on the date the Note is issued;

●	investments which take the form of: marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, certificates of deposit issued by any bank with assets of at least $5 billion maturing no more than one year from the date of investment therein, and money market accounts;

●	investments accepted in connection with “Permitted Transfers” (as defined below);

●	investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of our business;

●	investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers in the ordinary course of business and consistent with past practice, provided that this subparagraph shall not apply to investments by us in any Subsidiary;

●	investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of our capital stock pursuant to employee stock purchase plans or other similar agreements approved by our board of directors; investments consisting of travel advances in the ordinary course of business; or investments in wholly-owned Subsidiaries;

●	Permitted Intellectual Property Licenses (as defined below); and

●	additional investments that do not exceed $50,000 in the aggregate in any 12 month period.

Limitation on Distributions

The Note requires that we do not, and do not permit any Subsidiary to:

●	repurchase or redeem any class of stock other than pursuant to employee, director or consultant repurchase plan, provided, however, that such repurchase or redemption price does not exceed the original consideration paid;

●	declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest, except that a subsidiary may pay dividends or make distributions to us or to our direct or wholly owned subsidiaries, or

●	lend money to any employees, officers or directors, or guarantee the payment of any such loans granted by a third party in excess of $50,000.

Limitation on Transfers

The Note requires that we do not, and do not permit the Subsidiaries to, voluntarily or involuntarily transfer, sell, lease, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of its assets, other than Permitted Transfers and Permitted Investments.

“Permitted Transfers” include:

●	dispositions of inventory sold, and certain permitted intellectual property licenses, in each case, in the ordinary course of business,

●	dispositions of worn-out, obsolete or surplus property at fair market value in the ordinary course of business;

●	dispositions of accounts or payment intangibles (each as defined in the New York Uniform Commercial Code) resulting from the compromise or settlement thereof in the ordinary course of business for less than the full amount thereof;

●	transfers consisting of certain permitted investments in our wholly-owned subsidiaries;

●	other transfers of assets to any Person other than to a joint venture and which have a fair market value of not more than fifty thousand dollars ($50,000) in the aggregate in any fiscal year;

●	dispositions or other transactions involving our aero business; and

●	dispositions of sale-leaseback assets pursuant to a sale-leaseback transaction.

Limitation on Transactions with Affiliates

The Note requires that we do not enter into, renew, extend, or be a party to, any transaction or series of related transactions with any affiliate nor permit our subsidiaries to do the same, unless the transaction or transactions are for fair consideration and on terms no less favorable than would be obtainable in a comparable arm’s length transaction.

Minimum Liquidity

We are required to have an amount equal to the lesser of (a) $10,000,000, and (b) the outstanding Principal Amount of the Note and any Other Notes, of cash and cash equivalents that are unrestricted and unencumbered other than by liens, restrictions and encumbrances securing the obligations to the holder(s) of the Note(s) and any Other Notes, held in deposit accounts that are subject to control agreements entered into in favor of the collateral agent that are under the control of the collateral agent. We are required to have, as of the dates set forth below, such amounts of cash and cash equivalents set forth across from each such date, that are unrestricted and unencumbered other than by liens, restrictions and encumbrances securing the obligations to the holder(s) of the Note(s) and any Other Notes. We will provide the holder a certification certifying whether or not we have satisfied such requirements on the dates set forth below.

December 31, 2023	$25,000,000
January 31, 2024	$13,500,000
February 29, 2024	$20,000,000

Maintenance of ATM Sales Agreement of Equity Line of Credit

We are required to have in effect, (i) commencing on the Issue Date, that certain At-the-Market Sales Agreement dated March 10, 2022 between us and BTIG, LLC or other agreement approved in writing by the holder providing for an “at-the-market” offering pursuant to which we may issue shares of our common stock (the “ATM Program”), and (ii) commencing on January 1, 2024, an equity line of credit, pursuant to which we may initially issue and sell shares of common stock with an aggregate value of at least $20,000,000 (the “ELOC”). We are required to ensure that the ATM Program and ELOC collectively have available aggregate capacity to generate gross proceeds of at least $25,000,000.

Cash Burn

We are required for each fiscal quarter beginning with the fiscal quarter ending on December 31, 2023, to have Available Cash of at least the sum of the Company’s cash and cash equivalents on the last calendar day of the immediately preceding calendar quarter, less $35,000,000.

Share Reserve

So long as this Note remains outstanding, we are required to have reserved from our duly authorized capital stock not less than the Required Reserve Amount. The “Required Reserve Amount” shall be equal to a number of shares of authorized but unissued shares of Common Stock reserved for the purpose of issuance equal to the sum of:

(A) the greater of (i) 150% of a fraction, the numerator of which is the then outstanding Principal Amount of the Notes and any Other Notes plus an amount equal to all interest accruable on such outstanding Principal Amount through the Maturity Date, and the denominator of which shall be the Daily VWAP for the VWAP Trading Day immediately prior to such applicable determination date and (ii) 100% of a fraction, the numerator of which shall be the then outstanding Principal Amount of the Notes and any Other Notes, and the denominator of which shall be the Conversion Price, and

(B) 100% of the maximum number of shares of Common Stock necessary to satisfy the obligation to issue shares of Common Stock under the Warrant and any additional Warrants issued pursuant to the Securities Purchase Agreement.

If at any time the number of shares of Common Stock authorized and reserved for issuance is not sufficient to meet the Required Reserve Amount, we are required to promptly take all corporate action necessary to authorize and reserve additional shares to meet our obligations.

Other Covenants

We are required to:

●	hire and cooperate with an independent investigator to investigate potential breaches of the terms of the Note in connection with default and Event of Default under the Note;

●	maintain our corporate existence and the rights and licenses required to do our business, as well as the rights and licenses of our subsidiaries to do the same;

●	not engage in any material line of business substantially different from those lines of business conducted by or publicly contemplated to be conducted by the Issuer as of the issue date;

●	maintain and preserve all of our properties, which are necessary or useful in the proper conduct of our business, in good working order and condition and cause our subsidiaries to do the same;

●	take all action necessary and advisable to preserve our material intellectual property rights and cause our subsidiaries to do the same; and

●	maintain insurance with responsible and reputable insurance companies or associations with respect to our properties and business in such amounts covering such risks as is required by any governmental agency having jurisdiction over us and cause our subsidiaries to do the same.

Default

The holder of the Note may, after the occurrence of an Event of Default, after the passage of the periods of time described below and after giving appropriate notice to us, accelerate the amounts then owing under the Note at the Event of Default Acceleration Amount as set forth in the Note. We will also in certain circumstances in accordance with the Note, increase the conversion rate for a specified period of time in connection with an Event of Default. An “Event of Default” means the occurrence of any of the following:

●	a default in the payment when due of any principal, Cash Sweep payment, fundamental change repurchase price or partial redemption amount due under the Note;

●	a default in our obligation to issue shares of Common Stock upon conversion of the Note or upon Forced Conversion;

●	a default in our obligation to timely deliver a notice of a Fundamental Change, cash sweep certification or compliance certification, and such default continues for 3 business days;

●	A failure to deliver notice of an Event of Default or a materially false or inaccurate certification (including a false or inaccurate deemed certification) by us that the Equity Conditions are satisfied, or as to whether any Event of Default has occurred;

●	certain defaults in the performance of any of our obligations or agreements under the Note or other transaction documents, or a breach of any representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality, which may not be breached in any respect) of the Purchase Agreement; provided, however, that if such default can be cured, then such default will not be an Event of Default unless we have failed to cure such default within 10 business days after its occurrence;

●	any provision of any Transaction Document at any time for any reason (other than pursuant to the express terms thereof) ceases to be valid and binding on or enforceable against the parties thereto, or the validity or enforceability thereof is contested, directly or indirectly, by us or any of our Subsidiaries, or a proceeding is commenced by us or any of our Subsidiaries or any governmental authority having jurisdiction over us or any of them, seeking to establish the invalidity or unenforceability thereof;

●	a breach of any representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality, which may not be breached in any respect) of any Transaction Document;

●	at any time, the Note or any shares of our common stock issuable upon conversion of the Note are not freely tradable;

●	we fail to comply with certain covenants as set forth in the Note;

●	the suspension from trading or failure of our common stock to be trading or listed on an Eligible Exchange for a period of 10 consecutive trading days;

●	a failure by us or our subsidiaries to pay when due or within any applicable grace period any indebtedness having an aggregate individual principal amount in excess of at least $250,000 (or foreign currency equivalent) in the aggregate of us or any of our Subsidiaries, whether such indebtedness exists as of the issue date thereof or is thereafter created, and whether such default has been waived for any period of time or is subsequently cured; or the occurrence of any breach or default under any terms or provisions of any other indebtedness of at least $250,000 (or its foreign currency equivalent) in the aggregate of us or any of our Subsidiaries, if the effect of such failure or occurrence is to cause or to permit indebtedness having an individual principal amount in excess of $250,000 to become or be declared due prior to its stated maturity.

●	one or more final judgments, orders or awards (or any settlement of any litigation or other proceeding that, if breached, could result in a judgment, order or award) for the payment of at least $250,000 (or its foreign currency equivalent) in the aggregate (excluding any amounts covered by insurance pursuant to which the insurer has been notified and has not denied coverage), is rendered against us or the Subsidiaries and remains unsatisfied and (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement or (ii) there shall be a period of 10 consecutive trading days after entry thereof during which (A) a stay of enforcement thereof is not in effect or (B) the same is not vacated, discharged, stayed or bonded pending appeal;

●	we fail to timely file our Quarterly Reports on Form 10-Q or our Annual Reports on Form 10-K with the SEC in the manner and within the time periods required by the Exchange Act, we withdraw or restate any such quarterly report or annual report previously filed with the SEC or we at any time cease to satisfy the eligibility requirements set forth under Section I.A. of the General Instructions to Form S-3;

●	any Security Document shall for any reason fail or cease to create a separate valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien (as defined in the Note) on the Collateral in favor of the collateral agent for the trustee under the indenture or any material provision of any Security Document shall at any time for any reason cease to be valid and binding on or enforceable against us or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by us or any governmental authority having jurisdiction over us, seeking to establish the invalidity or unenforceability thereof;

●	any material damage to, or loss, theft or destruction of, any Collateral (with a reduction in value of $250,000 deemed material), whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 60 consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of ours or of any Subsidiary, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect (as defined in the Securities Purchase Agreement);

●	we fail to remove any restrictive legend on any certificate or any shares of our common stock issued to the holder pursuant to (as the case may be) the Note or any shares of our common stock issuable upon conversion of the Note acquired by the holder under the Purchase Agreement (including the Note) as and when required by such Securities or the Purchase Agreement, unless otherwise then prohibited by applicable federal securities laws, and any such failure remains uncured for at least 5 trading days;

●	we or any of our significant subsidiaries, pursuant to or within the meaning of Title 11, United States Code, or any similar U.S. federal or state or non-U.S. law for the relief of debtors (“Bankruptcy Law”), either:

(1)	commences a voluntary case or proceeding;

(2)	consents to the entry of an order for relief against it in an involuntary case or proceeding;

(3)	consents to the appointment of a custodian of it or for any substantial part of its property;

(4)	makes a general assignment for the benefit of its creditors;

(5)	takes any comparable action under any foreign Bankruptcy Law; or

(6)	generally is not paying its debts as they become due; or

●	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that either:

(1)	is for relief against us or any of our Significant Subsidiaries in an involuntary case or proceeding;

(2)	appoints a custodian for us or any of the significant Subsidiaries, or for any substantial part of the property of us or any of our Significant Subsidiaries;

(3)	orders the winding up or liquidation of us or any of our Significant Subsidiaries; or

(4)	grants any similar to us or any of our Subsidiaries under any foreign Bankruptcy Law,

and, such order or decree remains unstated and in effect for at least 30 days; or

●	our stockholders approve a plan for our liquidation or dissolution.

Right to Participate

Until the date that is ninety (90) calendar days following the date on which the Note and any Other Note no longer remain outstanding, we will not, directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its or any Subsidiaries’ equity, equity-linked, equity equivalent securities or securities convertible into or exercisable for equity, unless we first provide holder a right to participate in such offering.

DESCRIPTION OF THE WARRANT

Set forth below is a description of the specific terms of the Warrant. This description supplements, and should be read together with, the description of the general terms and provisions of the Senior Debt Securities set forth in the accompanying prospectus under the captions “Description of Debt Securities and Guaranties” and, to the extent it is inconsistent with the accompanying prospectus, replaces the description in the prospectus. The following description is not complete in every detail and is subject to, and is qualified in its entirety by reference to, the form of Warrant, which has been filed as an exhibit to the registration statement which this prospectus supplement is a part.

General

Subject to the restrictions described below, the Warrant will be initially exercisable for up to 25,601,639 shares of our Common Stock at an initial exercise price of $0.4492 per share (the “Exercise Price”), subject to adjustment as set forth in the Warrant. The number of shares of Common Stock issuable upon exercise of the Warrant and the Exercise Price will be adjusted upon the split or combination of the Common Stock and certain similar events.

Exercise

The Warrant may be exercised any time on or after the issuance date of the Warrant and will expire three years following the date that the Warrant becomes exercisable. The Warrant shall be exercisable for 25,601,639 shares of Common Stock (the “Warrant Shares”), subject to adjustment as described in the Warrant.

Exercise Price

The exercise price per share of Common Stock will be equal to 115% the Nasdaq Minimum Price on the date of the Securities Purchase Agreement, which is $0.4492, subject to customary anti-dilution adjustments and adjustments for certain corporate events, subject to adjustment as provided in the Warrant.

Cashless Exercise

The Warrant permits cashless exercise at all times when a registration statement covering the issuance of shares under the Warrant is not available for the issuance of such shares. The number of Warrant surrendered to effect such cashless exercise will based on the market price of the Common Stock at the time of exercise and calculated pursuant to the terms of the Warrant.

Insufficient Authorized Shares

At any time while the Warrant remains outstanding, we are obligated to reserve for issuance the Required Reserve Amount, and if we fail to do so (an “Authorized Share Failure”), then we must promptly take all action reasonably necessary to increase our authorized shares. In particular, we are required to file a preliminary proxy statement within 30 days of a Authorized Share Failure providing notice of a meeting of stockholder to be held within 60 days of filing the preliminary proxy statement for the approval of an increase in the number of authorized shares of common stock. In addition, in the event of our failure to reserve for issuance the Required Reserve Amount results in our failure to deliver any shares of Common Stock that would have otherwise been deliverable pursuant to an exercise notice (such shares the “Authorized Shares Failure Shares”), we (a) will promptly pay to the holder, as liquidated damages and not as a penalty, cash in an amount equal (i) to the product of (x) the number of such Authorized Shares Failure Shares; and (y) the Daily VWAP per share of common stock on the date the holder delivered the applicable exercise notice (or, if such date is not a VWAP Trading Day, the immediately preceding VWAP Trading Day), minus (ii) if such exercise is not a cashless exercise the aggregate exercise price applicable to such Authorized Shares Failure Shares, to the extent not previously paid; and (b) to the extent the holder purchases shares of common stock to deliver in settlement of a sale by the holder of such Authorized Shares Failure Shares, we will reimburse the holder for (x) any brokerage commissions and other out-of-pocket expenses, if any, of the holder incurred in connection with such purchases and (y) the excess, if any, of (A) the aggregate purchase price of such purchases over (B) an amount equal to (i) the product of (I) the number of such Authorized Shares Failure Shares purchased by the holder; and (II) the Daily VWAP per share of Common Stock on the date the holder delivered the applicable Exercise Notice (or, if such date is not a VWAP Trading Day, the immediately preceding VWAP Trading Day), minus (ii) if such exercise is not a cashless exercise the Aggregate Exercise Price applicable to such Authorized Shares Failure Shares, to the extent not previously paid.

Fundamental Transaction

In the event of a Fundamental Transaction (as defined in the below) that is not a change of control or corporate event as described in the Warrant, the surviving entity would be required to assume the Company’s obligations under the Warrant.

Change in Control; Corporate Event

If we engage in certain transactions that result in the holders of our common stock receiving consideration or in the case of a change in control, a holder of the Warrant will have the option to either (i) exercise the Warrant prior to the consummation of such transaction and receive the consideration to be issued or distributed in connection with such transaction or (ii) cause us to repurchase the Warrant for its then Black-Scholes Value.

Limitation on Beneficial Ownership

The Warrant may not be exercised to the extent such exercise would cause the holder of the Warrant to become “beneficial owner” of more than 4.99% of our Common Stock after giving effect to such exercise for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the “Beneficial Ownership Limitation”). The Beneficial Ownership limitation may be increased at the discretion of the holder of the Warrant to any percentage less than or equal to 9.99% of our Common Stock after giving effect to such exercise.

Certain Definitions

For purposes of this Description of the Note and Warrant, the following terms shall be defined as follows:

“Available Cash” means, as of any date of determination, (A) the sum of (i) the Company’s cash and cash equivalents and (ii) any cash paid by the Company to the holder pursuant to the Note during the applicable quarter less (B) (x) any Cash raised from any financings or series of related financings involving the holder or otherwise during the applicable quarter, including any Cash paid to the Company resulting from a Sale and Leaseback Transaction during the applicable quarter.

“Collateral” means certain properties and assets of the Company on which we pledge a lien and security interest for the benefit of the holder.

“Conversion Price” means $0.5178, subject to customary anti-dilution adjustments and adjustments for certain corporate events.

“Conversion Value” means the outstanding principal amount of the Note, plus any accrued and unpaid default interest, divided by the Conversion Price multiplied by the highest daily volume weighted average price for our Common Stock in the 30 trading days preceding the applicable triggering event.

“Daily VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price of the Common Stock on Nasdaq (or the principal, in terms of volume, Eligible Exchange on which the Common Stock is listed for trading) as displayed under the heading “Bloomberg VWAP” on Bloomberg page “WKHS <EQUITY> VAP” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Company). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“Issue Date” means the date that the Note or Warrant is issued.

“Eligible Exchanges” means any of The New York Stock Exchange, The Nasdaq Capital Market, The Nasdaq Global Market or The Nasdaq Global Select Market (or any of their respective successors).

“Equity Conditions” will be deemed to be satisfied as of any date if all of the following conditions are satisfied as of such date and on each of the previous 20 trading days, (i) shares issuable upon conversion of the Note are freely tradable; (ii) the holder is not in possession of any material non-public information provided by or on behalf of us; (iii) there is no limitation on conversion; (iv) there are sufficient reserve shares; (v) no pending, proposed or intended fundamental change has occurred that has not been abandoned, terminated, or consummated; (vi) daily reported trading volume of our common stock on the Nasdaq Capital Market is not less than $1,500,000; (vii) no Event of Default will have occurred and be continuing and no Event of Default will have occurred which has not been waived; (viii) the issuance of such shares will not require stockholder approval under the applicable Nasdaq rules (unless stockholder approval has been obtained); and (ix) the Daily VWAP per share of common stock is not less than $1.00 per share, subject to proportionate adjustments upon the occurrence of certain events.

“Fundamental Transaction” means (A) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its shares of Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding, or (z) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding, or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (v) reorganize, recapitalize or reclassify its shares of Common Stock, (B) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock not held by all such Subject Entities as of the Subscription Date calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their Common Stock without approval of the stockholders of the Company, or (C) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

“Leaseback Assets” means the Union City, Indiana production facility real estate located at 940 IN-32, Union City, IN 47390 on the Initial Closing Date.

“Nasdaq Minimum Price” means Nasdaq Minimum Price as defined in Nasdaq Rule 5635(d).

“Other Notes” means any Notes that are of the same series as this Note or are otherwise issued pursuant to the Securities Purchase Agreement and that are represented by one or more certificates other than the certificate representing this Note.

“Permitted Intellectual Property Licenses” means (A) intellectual property licenses actually disclosed pursuant to the Securities Purchase Agreement and (B) non-perpetual intellectual property licenses granted in the ordinary course of business on arm’s length terms consisting of the licensing of technology, the development of technology or the providing of technical support which may include licenses with unlimited renewal options solely to the extent such options require mutual consent for renewal or are subject to financial or other conditions as to the ability of licensee to perform under the license; provided such license was not entered into during an Event of Default or continuance of an Event of Default.

“Required Reserve Amount” means a number of shares of common stock equal to at least 100% f the maximum number of shares necessary to satisfy our obligation to issue shares of common stock under the warrants then outstanding (without regard to any limitations on exercise).

“Sale and Leaseback Transaction” means, with respect to the Company, any arrangement, directly or indirectly, whereby the Company shall sell or transfer the Leaseback Assets, and thereafter rent or lease such property or other property that it used for substantially the same purpose or purposes as the property being sold or transferred; provided, that the minimum proceeds to the Company from any such transaction shall equal or exceed twenty million dollars ($20,000,000).

“Security Document” means the Security Agreement, the Subsidiary Guaranty, the Control Agreements, the Mortgages, if any, and each other agreement or instrument pursuant to or in connection with which we grant a security interest in any Collateral to the holder, or pursuant to which any such security interest in Collateral is perfected, each as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Traditional Working Capital Facility” means that certain Floorplan and Security Agreement dated as of August 10, 2023 by and among the Company, Mitsubishi HC Capital America, Inc. and such other parties party thereto.

“VWAP Market Disruption Event” means, with respect to any date, (A) the failure by the principal U.S. national or regional securities exchange on which the Common Stock is then listed, or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, the principal, in terms of volume, Eligible Exchange on which the Common Stock is then traded, to open for trading during its regular trading session on such date; or (B) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.

“VWAP Trading Day” means a day on which (A) there is no VWAP Market Disruption Event; provided that the holder, by written notice to the Company, may waive any such VWAP Market Disruption Event; and (B) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal, in terms of volume, Eligible Exchange on which the Common Stock is then traded. If the Common Stock is not so listed or traded, then “VWAP Trading Day” means a Business Day.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE NOTE AND WARRANT

This section is a discussion of the material U.S. federal income tax considerations to a U.S. holder relating to (i) the purchase, ownership, disposition and conversion of the Note, (ii) the purchase, ownership, disposition, exercise and lapse of the Warrants, and (iii) the ownership and disposition of the common stock into which the Note may be converted or for which the Warrants may be exercised. This summary does not provide a complete analysis of all potential U.S. federal income tax considerations. The information provided below is based on existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. We cannot give any assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning, disposing of or converting the Note, purchasing, owning, disposing of, exercising or the lapse of the Warrants or owning or disposing of the common stock into which the Note may be converted or for which the Warrants may be exercised. The summary generally applies only to U.S. holders of the Securities who acquire the Securities offered in this offering on original issuance, and that hold the Securities (or common stock into which the Note may be converted or for which the Warrants may be exercised) as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code, or a U.S. holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, this discussion is not intended to be wholly applicable to all categories of investors, some of which may be subject to special rules (such as partnerships and pass-through entities and investors in such entities, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, certain former citizens or residents of the United States, persons holding the Securities or common stock as part of a hedging, conversion or integrated transaction or a straddle, persons that own, or are deemed to own, more than 5% of our common stock, persons deemed to sell the Securities or common stock under the constructive sale provisions of the Code, or persons required under Section 451(b) of the Code to conform the timing of income accruals with respect to the Securities or common stock to their financial statements). Finally, the summary does not address the potential application of the Medicare contribution tax on net investment income, the effects of the U.S. federal estate and gift tax laws or any applicable non-U.S., state or local laws.

AN INVESTOR CONSIDERING THE PURCHASE OF THE SECURITIES SHOULD CONSULT THE INVESTOR’S OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO ANY PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS, NON-U.S., STATE AND LOCAL LAWS, AND TAX TREATIES.

As used herein, the term “U.S. holder” means a beneficial owner of the Securities or the common stock into which the Note may be converted or for which the Warrants may be exercised that, for U.S. federal income tax purposes is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if it (x) is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the Securities or common stock acquired upon conversion of the Note or exercise of the Warrants, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A beneficial owner of the Securities or common stock acquired upon conversion of the Note or exercise of the Warrants that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning, disposing of, or converting the Note, purchasing, owning, disposing of, exercising or the lapse of the Warrants and owning and disposing of the common stock into which the Note may be converted or for which the Warrants may be exercised.

Characterization of the Note and the Warrants and Allocation of Purchase Price

We intend to treat the Securities as an “investment unit” for U.S. federal income tax purposes. The purchase price paid for the investment unit must be allocated between the Note and the Warrants, each based on their relative fair market values at the time of the sale, and the portion of such purchase price allocated to the Note will be the issue price of the Note. Our allocation of the purchase price between the Note and the Warrants is binding on a U.S. holder of the investment unit, unless the U.S. holder explicitly discloses that the U.S. holder’s allocation is different from our allocation. The disclosure generally must be made on a statement attached to the U.S. holder’s timely filed U.S. federal income tax return for the taxable year that includes the U.S. holder’s purchase of the investment unit. We cannot give any assurance that the IRS will respect our allocation or, as applicable, a U.S. holder’s allocation. If the IRS successfully challenges our allocation or, as applicable, a U.S. holder’s allocation, the tax consequences resulting from the new allocation could be different from the tax consequences resulting from our allocation or, as applicable, the U.S. holder’s allocation. U.S. holders should consult their tax advisors regarding the tax treatment of the Securities and the allocation of the purchase price between the Note and the Warrants.

Taxation of Interest and Original Issue Discount

For U.S. federal income tax purposes, the Note will have original issue discount (“OID”) if the excess of the stated redemption price at maturity over its issue price is greater than or equal to a de minimis amount (generally 1⁄4 of 1% of the stated redemption price at maturity multiplied by the number of complete years to maturity from the issue date). The issue price of the Note will be equal to the price at which the Note is sold. The stated redemption price at maturity of the Note is the sum of all payments other than payments of “qualified stated interest”. “Qualified stated interest” includes stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) or certain variable rates as described below. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments.

The amount of OID includible in taxable income of a U.S. holder is the sum of the daily portions of OID with respect to the Note for each day during the taxable year on which the Note is held. Generally, the daily portion of OID is determined by allocating to each day in any “accrual period” a ratable portion of the OID allocable to such accrual period. A U.S. Holder may select the “accrual periods” for the Note, which may be of any length, and may vary in length over the term of the Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first day or final day of an accrual period. The amount of OID allocable to each accrual period is equal to the excess (if any) of (a) the product of the Note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on a constant yield basis, compounded at the close of each accrual period and adjusted for the length of such accrual period), over (b) the amount of qualified stated interest, if any, payable on the Note and allocable to such accrual period. The “adjusted issue price” of the Note at the beginning of any accrual period generally is the issue price of the Note increased by the accrued OID allocable for all prior accrual periods and reduced by any prior payment on the Note other than a payment of qualified stated interest. Under these rules, a U.S. holder generally will have to include in taxable income increasingly greater amounts of OID in successive accrual periods.

The Note will be treated as issued with OID for U.S. federal income tax purposes because the amount payable at maturity exceeds the issue price (87.5% of the principal amount, reduced by any portion of the purchase price allocated to the purchase of the Warrants) by more than a de minimis amount. The amount of OID on the Note will be equal to such difference between the amount payable at maturity and the issue price of the Note. None of the payments on the Note constitutes qualified stated interest. A U.S. holder, whether on the cash or accrual method for U.S. federal income tax purposes, must include any OID in gross income (as ordinary income) as the OID accrues (on a constant yield to maturity basis), regardless of whether cash attributable to that income is received at such time.

Additional Interest

We may be required to make payments of additional interest to a U.S. holder of the Note (for example, if an Event of Default occurs). We believe that there is only a remote possibility that we would be required to pay additional interest, or that if such additional interest were required to be paid, it would be an incidental amount, and therefore we intend to take the position that this possible payment of additional interest will not subject the Note to the special rules governing certain contingent payment debt instruments (which, if applicable, would affect the timing, amount and character of income with respect to the Note). Our determination in this regard, while not binding on the IRS, is binding on a U.S. holder unless disclosure of a contrary position is made in the manner required by applicable Treasury regulations. The remainder of this discussion assumes that the Note is not treated as a contingent payment debt instrument. If, contrary to our expectations, we pay additional interest, although not free from doubt, such additional interest should be taxable to a U.S. holder as ordinary interest income at the time the additional interest accrues or is paid in accordance with the U.S. holder’s regular method of tax accounting. In the event we pay additional interest on the Note, U.S. holders should consult their own tax advisors regarding the treatment of such amounts.

Sale, Exchange, Redemption or Other Taxable Disposition of the Note

A U.S. holder generally will recognize capital gain or loss if the holder disposes of the Note in a sale, exchange, redemption or other taxable disposition (other than conversion of the Note into shares of our common stock or into a combination of cash and shares of our common stock, the U.S. federal income tax consequences of which are described under “—Conversion of the Note” below). The U.S. holder’s gain or loss will equal the difference between the amount realized by the holder (other than amounts attributable to accrued but unpaid interest) and the holder’s tax basis in the Note. The amount realized by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the Note. The U.S. holder’s tax basis in the Note generally will equal the amount the holder paid for the Note. The portion of any amount realized that is attributable to accrued interest will not be taken into account in computing the U.S. holder’s capital gain or loss. Instead, that portion will be taxed as ordinary interest income as described above to the extent that the U.S. holder has not previously included the accrued interest in income. The gain or loss recognized by the U.S. holder on the disposition of the Note generally will be long-term capital gain or loss if the holder has held the Note for more than one year, or short-term capital gain or loss if the holder held the Note for one year or less, at the time of the transaction. Long-term capital gain of non-corporate taxpayers generally is taxed at reduced rates. Short-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Conversion of the Note

A U.S. holder generally will not recognize any income, gain or loss on the conversion of the Note into shares of our common stock, subject to the discussion under “—Constructive Distributions” below regarding the possibility that certain adjustments to the conversion rate of the Note may be treated as a taxable dividend. The U.S. holder’s aggregate tax basis in the common stock will equal the U.S. holder’s tax basis in the Note. The U.S. holder’s holding period in the common stock will include the holding period in the Note.

Any amounts received attributable to accrued and unpaid interest on the Note not yet included in income by a U.S. holder will be taxed as ordinary income. A U.S. holder that converts the Note between a record date for an interest payment and the next interest payment date and consequently receives a payment of cash interest should consult the holder’s own tax advisor concerning the appropriate treatment of such payment.

If we undergo certain corporate transactions, the conversion obligation may be adjusted so that a holder would be entitled to convert the Note into the type of consideration that would have been received upon such corporate transaction had the Note been converted into our common stock immediately prior to such corporate transaction. Depending on the facts and circumstances at the time of such corporate transaction, such adjustment may result in a deemed exchange of the outstanding Note, which may be a taxable event for U.S. federal income tax purposes. Regardless of whether such an adjustment results in a deemed exchange, a conversion of the Note into such consideration might be a taxable event.

U.S. holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of such an adjustment upon a corporate transaction.

Exercise or Lapse of the Warrants

Except as discussed below with respect to the net exercise of a Warrant (referred to herein as a “cashless exercise”), upon the exercise of a Warrant, a U.S. holder will not recognize gain or loss and will have a tax basis in the common stock received equal to the U.S. holder’s tax basis in the Warrant plus the exercise price of the Warrant. The holding period for the common stock received pursuant to the exercise of a Warrant will begin on the date following the date of exercise and will not include the period during which the U.S. holder holds the Warrant. If a Warrant lapses unexercised, a U.S. holder will recognize a capital loss in an amount equal to the U.S. holder’s tax basis in the Warrant. The loss will be long-term capital loss if the Warrant has been held for more than one year as of the date the Warrant lapsed. The deductibility of capital losses is subject to certain limitations.

Under certain circumstances, upon the exercise of a Warrant, you may elect to settle the exercised Warrant pursuant to a cashless exercise (see “Description of the Warrants—Cashless Exercise” above). The tax consequences of a cashless exercise of a Warrant are not clear under current U.S. federal income tax law. A cashless exercise may be tax-free either because the exercise is not a gain recognition event or because the exercise is treated as a tax-free recapitalization for U.S. federal income tax purposes. Under either tax-free treatment approach, a U.S. holder’s tax basis in the common stock received on exercise of a Warrant equals the U.S. holder’s tax basis in the Warrant. If the cashless exercise is treated as a recapitalization, the holding period of the common stock received would include the holding period of the Warrant. If the cashless exercise is treated as not being gain recognition event (and not a tax-free recapitalization), the holding period in the common stock received might be treated as commencing on the date following the date of exercise of the Warrants (and not include the holding period of the Warrant). We anticipate treating a cashless exercise of a Warrant as a tax-free recapitalization for U.S. federal income tax purposes.

A cashless exercise, however, might be treated as a taxable exchange in which gain or loss is recognized. In such event, a U.S. holder could be deemed to have exchanged a number of Warrants having a fair market value equal to the exercise price for the total number of Warrants exercised (including the Warrants deemed exchanged) for an amount of cash equal to such exercise price. In this case, a U.S. holder would recognize gain or loss in an amount equal to the difference between the fair market value of the Warrants deemed exchanged and surrendered to pay the exercise price and the U.S. holder’s tax basis in such Warrants. Alternatively, a U.S. holder might recognize gain or loss in an amount equal to the fair market value of all the Warrants surrendered in the exercise less the U.S. holder’s tax basis in such Warrants. In either such case, any such gain or loss would be capital gain or loss, and would be long-term capital gain or loss if the U.S. holder’s holding period of the Warrants at the time of the deemed exchange exceeds one year, and the U.S. holder’s tax basis in the common stock received would equal the sum of the U.S. holder’s tax basis in the total number of Warrants exercised (including the Warrants deemed exchanged) plus the amount of gain recognized in the deemed exchange. A U.S. holder’s holding period for the common stock received would commence on the date following the date of exercise of the Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, we cannot give any assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise of the Warrants.

Distributions

If, after a U.S. holder acquires any of our common stock upon a conversion of the Note, we make a distribution in respect of such common stock from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), the distribution generally will be treated as a dividend to the extent of such current or accumulated earnings and profits; and will be includible in a U.S. holder’s income at the time such holder is treated as receiving such distribution for U.S. federal income tax purposes. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. holder’s investment, up to the U.S. holder’s tax basis in its common stock, and any remaining excess will be treated as capital gain from the sale or exchange of the common stock (as described above under “—Sale, Exchange or Other Taxable Disposition of Common Stock”). If the U.S. holder is a U.S. corporation, it would generally be able to claim a dividends received deduction on a portion of any distribution taxed as a dividend, provided that certain holding period and other requirements are satisfied. Subject to certain exceptions, dividends received by non-corporate U.S. holders are taxed at the reduced rates applicable to long-term capital gains, provided that certain holding period requirements are met.

Constructive Distributions

Under Section 305 of the Code, an adjustment to (or a failure to adjust) the number of shares of common stock issuable upon exercise of a Warrant, or an adjustment to (or a failure to adjust) the exercise price of a Warrant, may be treated as a constructive distribution to a U.S. holder to the extent such adjustment (or failure to adjust) has the effect of increasing the U.S. holder’s proportionate interest in our earnings and profits or assets, as determined under U.S. federal income tax principles, depending on the circumstances of such adjustment (or failure to adjust) (for example, if such adjustment is to compensate for a distribution of cash or other property to our stockholders). Any such constructive dividend would be treated for U.S. federal income tax purposes in the same manner as an actual distribution on our common stock paid in cash or other property, as described above under “—Distributions,” regardless of whether an actual distribution of cash or other property occurs.

The terms of the Note allow for changes in the conversion rate of the Note under certain circumstances. A change in conversion rate that allows a U.S. holder to receive more shares of common stock on conversion may increase such holder’s proportionate interests in our earnings and profits or assets. In that case, a U.S. holder may be treated as having received a taxable distribution. A taxable constructive distribution would result, for example, if the conversion rate is adjusted to compensate a U.S. holder for distributions of cash or property to our stockholders. If an event occurs that dilutes the interests of stockholders or increases the interests of a U.S. holders of the Note and the conversion rate of the Note is not adjusted (or not adequately adjusted), this event also could result in a taxable constructive distribution to the U.S. holder. Conversely, if an event occurs that dilutes the interests of a U.S. holder of the Note and the conversion rate is not adjusted (or not adequately adjusted), the resulting increase in the proportionate interests of our stockholders could be treated as a taxable constructive distribution to the stockholders.

Not all changes in the conversion rate that result in a U.S. holder of the Note receiving more common stock on conversion, however, increase such holder’s proportionate interests in our earnings and profits or assets. For instance, a change in conversion rate could simply prevent the dilution of the holder’s interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to a bona fide reasonable adjustment formula, are not treated as taxable constructive stock distributions. Any taxable constructive distribution resulting from a change to, or failure to change, the conversion rate would be treated for U.S. federal income tax purposes in the same manner as an actual distribution on our common stock paid in cash or other property, as described above under “—Distributions.” Generally, a U.S. holder’s adjusted tax basis in the Note will be increased to the extent of any such taxable constructive distribution that is treated as a dividend. U.S. holders should consult their own tax advisors regarding whether any taxable constructive dividends would be eligible for the dividends received deduction (for corporate holders) or the reduced rates described above under “—Distributions” (for non-corporate holders), as the requisite applicable holding periods might not be considered to be satisfied.

We are currently required to report the amount of any deemed distributions on our website or to the IRS and any holder of the Note not exempt from reporting. Proposed regulations address the amount and timing of deemed distributions, obligations of withholding agents and filing and notice obligations of issuers. If adopted as proposed, the regulations would generally provide that (i) the amount of a deemed distribution is the excess of the fair market value of the right to acquire stock immediately after the conversion rate adjustment over the fair market value of the right to acquire stock without the adjustment, (ii) the deemed distribution occurs at the earlier of the date the adjustment occurs under the terms of the Note and the date of the actual distribution of cash or property that results in the deemed distribution, and (iii) we are required to report the amount of any deemed distributions on our website or to the IRS and any holder of the Note (including a holder of the Note that would otherwise be exempt from information reporting). The final regulations will be effective for deemed distributions occurring on or after the date of adoption, but a holder of the Note and withholding agents may rely on the proposed regulations prior to that date under certain circumstances.

Possible Effect of a Consolidation or Merger

In certain situations, we may consolidate or merge into another entity. Depending on the circumstances, a change in the obligor of the Note as a result of the consolidation or merger could result in a deemed exchange of the outstanding Note, which may be a taxable event for U.S. federal income tax purposes. U.S. holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of such a consolidation or merger.

Sale, Exchange or Other Taxable Disposition of Common Stock or Warrants

A U.S. holder generally will recognize capital gain or loss on a sale, exchange or other taxable disposition of common stock or Warrants. The U.S. holder’s gain or loss will equal the difference between the proceeds received by the U.S. holder and the U.S. holder’s tax basis in the common stock or Warrants. The proceeds received by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the common stock or Warrants. The gain or loss recognized by a U.S. holder on a sale, exchange or other taxable disposition of common stock or Warrants will be long-term capital gain or loss if the U.S. holder’s holding period in the common stock or Warrants is more than one year, or short-term capital gain or loss if the U.S. holder’s holding period in the common stock or Warrants is one year or less, at the time of the transaction. Long-term capital gain of non-corporate taxpayers generally is taxed at reduced rates. Short-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information reporting requirements generally apply to OID accrued on the Note, dividends paid on the common stock (and constructive dividends paid on the Note or the Warrants) and proceeds from a sale or other taxable disposition of the Securities, unless the U.S. holder is an exempt recipient (such as a corporation). Backup withholding (currently at a 24% rate) will apply to those payments if the U.S. holder fails to provide the U.S. holder’s correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that the U.S. holder has failed to report in full payments of interest and dividend income. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally are allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided that the required information is furnished timely to the IRS. U.S. holders should consult their tax advisors regarding their information reporting and backup withholding obligations in their particular circumstances.

THE DISCUSSION IN THIS SECTION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. INCOME AND NON-INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, DISPOSITION, AND CONVERSION OF THE NOTE, THE PURCHASE, OWNERSHIP, DISPOSITION, EXERCISE, AND LAPSE OF THE WARRANTS, AND THE OWNERSHIP AND DISPOSITION OF THE COMMON STOCK IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING ANY INFORMATION REPORTING REQUIREMENTS AND THE IMPACT OF ANY POTENTIAL CHANGE IN LAW.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended December 31, 2022 have been audited by Grant Thornton LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC permits us to “incorporate by reference” the information and reports we file with it. This means that we can disclose important information to you by referring to another document. The information that we incorporate by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC automatically updates and supersedes this information. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus supplement, and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than the portions thereof deemed to be furnished to the SEC pursuant to Item 9 or Item 12) until we terminate the offering of these securities:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including the information specifically incorporated therein by reference from our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on March 23, 2023;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, as filed with the SEC on May 15, 2023, our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023, as filed with the SEC on August 14, 2023, and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023, as filed with the SEC on November 14, 2023.

●	our Current Reports on Form 8-K filed with the SEC on February 2, 2023, April 26. 2023, May 1, 2023, May 5, 2023, June 28, 2023, July 12, 2023, July 25, 2023, August 28, 2023, September 1, 2023, September 6, 2023, September 13, 2023, September 22, 2023, September 26, 2023, and November 14, 2023;

●	the description of our common stock contained in our registration statement on Form 8-A filed on January 5, 2016, including any amendment to that form that we may have filed in the past, or may file in the future, for the purpose of updating the description of our common stock; and

●	Any future filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of filing the initial registration statement and prior to effectiveness of the registration statement, until the termination of the offerings under this prospectus; provided that this prospectus will not incorporate any information we may furnish to the SEC under Item 2.02 or Item 7.01 of Form 8-K.

To the extent that any statement in this prospectus supplement is inconsistent with any statement that is incorporated by reference and that was made on or before the date of this prospectus supplement, the statement in this prospectus supplement shall supersede such incorporated statement. The incorporated statement shall not be deemed, except as modified or superseded, to constitute a part of this prospectus supplement or the registration statement. Statements contained in this prospectus supplement as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to our various filings made with the SEC.

If requested, we will provide to each person to whom a prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus supplement but not delivered with the prospectus supplement. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents. To obtain a copy of these filings at no cost, you may write or telephone us at the following:

Workhorse Group Inc.
3600 Park 42 Drive, Suite 160E
Sharonville, Ohio 45241
Attn: General Counsel
Telephone: 513-360-4704

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public on the SEC’s website at www.sec.gov. These SEC filings are also available, free of charge, on our website at ir.workhorse.com under the “SEC Filings” tab. Except to the extent of any SEC filings available on our website that are incorporated by reference in this prospectus supplement as described under “Incorporation of Certain Information by Reference,” information on our website is not intended to be, and does not constitute, a part of this prospectus supplement and should not be considered a part of this prospectus supplement.

We have filed a registration statement on Form S-3 with the SEC under the Securities Act relating to the securities offered by this prospectus supplement. This prospectus supplement is a part of the registration statement and does not contain all of the information set forth in the registration statement. Some information has been omitted in accordance with the rules and regulations of the SEC. For further information, please refer to the registration statement and the exhibits and schedules filed with it.

PROSPECTUS

$200,000,000

Common Stock

Preferred Stock

Warrants

Debt Securities (and guarantees thereof)

Units

We may offer and sell up to $200,000,000 in the aggregate the securities listed above from time to time in one or more offerings and in one or more classes or series. Certain of our subsidiaries may guarantee the debt securities offered under this prospectus. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of the offerings. We may also offer securities issuable upon conversion, redemption, repurchase, exercise or exchange of, or the payment of interest or dividends on, securities offered hereunder. The securities may be offered separately or together in any combination or as a separate series.

This prospectus provides you with a general description of the securities that may be offered. Each time securities are offered, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering and the terms of the securities being offered. The supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering.

We may sell these securities on a continuous or delayed basis directly or through agents, underwriters or dealers, or through a combination of these methods. See “Plan of Distribution.” The prospectus supplement will list any agents, underwriters or dealers that may be involved, the compensation they will receive and the nature of any underwriting or similar agreement. The prospectus supplement will also describe the total amount of money that we will receive from selling the securities being offered, after the expenses of the offering, and the price of the securities being offered. You should read carefully this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in any of our securities.

Investing in any of our securities involves risk. Before buying our securities, you should refer to the Risk Factors included in our most recent Annual Report and our other periodic reports, in prospectus supplements and in other information filed by us with the Securities and Exchange Commission (the “SEC”).

Our common stock is listed on the Nasdaq Capital Market under the symbol “WKHS.” Each prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated           , 2023.

You should rely only on the information contained in or incorporated by reference into this prospectus, any prospectus supplement and any related free writing prospectus. We have not authorized any dealer, salesman or other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. Unless otherwise specified, references to any free writing prospectus refer to a free writing prospectus that we have authorized to be provided to you in connection with an offering. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate as of any date other than the date on the front cover of such document, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any free writing prospectus, or any sale of a security.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the offered securities. A prospectus supplement may also add, update or change information contained in this prospectus. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. We may also add, update or change in the prospectus supplement (and in any free writing prospectus) any of the information contained in this prospectus or in the documents that we have incorporated into this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement or free writing prospectus. You should read both this prospectus and any prospectus supplement or free writing prospectus, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before buying any of the securities being offered.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

Unless stated otherwise, references in this prospectus to “Workhorse,” “we,” “us,” “our” or “the Company” refer to Workhorse Group Inc., a Nevada corporation, and our subsidiaries.

This prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus are the property of their respective owners.

Be aware that any representations, warranties, covenants or similar provisions contained in agreements filed as an exhibit to documents incorporated by reference herein were made solely for the benefit of the parties to such agreements. In each case, these provisions were specifically negotiated between the parties and, in some cases, are intended chiefly to allocate risk. As such, you should in no case rely on any such provision in deciding whether to invest, as such provisions speak only as of the date given and do not necessarily reflect the current state of our business or financial condition.

The industry and market data contained or incorporated by reference in this prospectus or any prospectus supplement are based either on our management’s own estimates or on independent industry publications, reports by market research firms or other published independent sources. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy or completeness, as industry and market data are subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. Accordingly, you should be aware that the industry and market data contained or incorporated by reference in this prospectus or any prospectus supplement, and estimates and beliefs based on such data, may not be reliable. Unless otherwise indicated, all information contained or incorporated by reference in this prospectus or any prospectus supplement concerning our industry in general or any segment thereof, including information regarding our general expectations and market opportunity, is based on management’s estimates using internal data, data from industry related publications, consumer research and marketing studies and other externally obtained data.

RISK FACTORS

Investing in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the risks in the section entitled “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the SEC on March 1, 2023 and is incorporated by reference in this prospectus and contained in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, which was filed with the SEC on May 15, 2023 and is incorporated by reference in this prospectus, as well as any updates thereto contained in subsequent filings with the SEC or any applicable prospectus supplement or free writing prospectus. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the value of our securities could decline, and you could lose all or part of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not currently known to us or that we currently deem immaterial may also impair our business, financial condition or results of operations.

ABOUT THE COMPANY

We are an American technology company with a vision to pioneer the transition to zero-emission commercial vehicles. Our primary focus is to provide sustainable and cost-effective solutions to the commercial transportation sector. We design and manufacture all-electric delivery trucks and drone systems, including the technology that optimizes the way these vehicles operate. We are focused on our core competency of bringing our electric delivery vehicle platforms to serve the last mile delivery market. We are a Nevada corporation. Our principal executive offices are located at 3600 Park 42 Drive, Suite 160E, Sharonville, Ohio 45241, and our telephone number is (513) 360-4704.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC (File No. 1-37673) pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our filings are available to the public through the SEC’s website at http://www.sec.gov and in the investors section of our website at www.workhorse.com. The information on our website is not, and should not be deemed to be, part of this prospectus or any accompanying prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The following documents we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K):

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including the information specifically incorporated therein by reference from our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on March 23, 2023;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, as filed with the SEC on May 15, 2023;

●	our Current Reports on Form 8-K filed with the SEC on February 2, 2023, April 26. 2023, May 1, 2023, May 5, 2023, June 28, 2023, and July 12, 2023; and

●	the description of our common stock contained in our registration statement on Form 8-A filed on January 5, 2016, including any amendment to that form that we may have filed in the past, or may file in the future, for the purpose of updating the description of our common stock.

All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K) after the date of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the time that all the securities have been issued as described in this prospectus shall be deemed to be incorporated in this prospectus by reference and deemed to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

If requested, we will provide to each person to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents. To obtain a copy of these filings at no cost, you may write or telephone us at the following:

Workhorse Group Inc.

Attention: General Counsel

3600 Park 42 Drive, Suite 160E

Sharonville, Ohio 45241

(513) 360-4704

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in or incorporated by reference into this prospectus or any accompanying prospectus supplement, other than purely historical information, including, but not limited to, estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this Report, the words “anticipate,” “expect,” “plan,” “believe,” “seek,” “estimate” and similar expressions are intended to identify forward-looking statements. These are statements that relate to future periods and include, but are not limited to, statements about the features, benefits and performance of our products, our ability to introduce new product offerings and increase revenue from existing products, expected expenses including those related to selling and marketing, product development and general and administrative, our beliefs regarding the health and growth of the market for our products, anticipated increase in our customer base, expansion of our products functionalities, expected revenue levels and sources of revenue, expected impact, if any, of legal proceedings, the adequacy of our liquidity and capital resources, and expected growth in business. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained in this prospectus or any prospectus supplement. Factors that could cause actual results to differ materially include, but are not limited to: our ability to develop and manufacture our new product portfolio, including the W4 CC, W750, W56 and WNext platforms; our ability to attract and retain customers for our existing and new products; risks associated with obtaining orders and executing upon such orders; supply chain disruptions, including constraints on steel, semiconductors and other material inputs and resulting cost increases impacting our company, our customers, our suppliers or the industry; our ability to capitalize on opportunities to deliver products to meet customer requirements; our limited operations and need to expand and enhance elements of our production process to fulfill product orders; our inability to raise additional capital to fund our operations and business plan; our inability to maintain the listing of our securities on the Nasdaq Capital Market; the ability to protect our intellectual property; market acceptance for our products; our ability to control our expenses; potential competition, including without limitation shifts in technology; volatility in and deterioration of national and international capital markets and economic conditions; global and local business conditions; acts of war (including without limitation the conflict in Ukraine) and/or terrorism; the prices being charged by our competitors; our inability to retain key members of our management team; our inability to satisfy our customer warranty claims; the outcome of any regulatory or legal proceedings; and other risks and uncertainties and other factors discussed from time to time in our filings with the Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date hereof. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Discussions containing these forward-looking statements may be found, among other places, in “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC or in any Current Report on Form 8-K. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. While we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus and the documents incorporated by reference herein will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. You should read this prospectus, any prospectus supplement we provide you, the registration statement of which this prospectus is a part and the documents incorporated by reference herein and therein completely and with the understanding that our actual future results may be materially different from what we expect.

We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, as well as any amendments thereto.

USE OF PROCEEDS

Except as otherwise described in any prospectus supplement or in any related free writing prospectus that we may authorize to be provided to you, we intend to use the net proceeds received by us from the sale of the securities described in this prospectus for general corporate purposes.

DESCRIPTION OF CAPITAL STOCK

On July 12, 2023, we filed a Preliminary Proxy Statement on Schedule 14A with the SEC to hold a special meeting of the Stockholders of the Company, at which stockholders will be asked to approve an amendment to our Articles of Incorporation (the “Amended Articles”) to increase the number of authorized shares of our common stock from 250 million to 450 million. For more information, please see the copy of the proposed Amended Articles, included as Exhibit 4.6 to this registration statement, and the Preliminary Proxy Statement on Schedule 14A filed with the SEC on July 12, 2023.

The following summary of certain provisions of our capital stock does not reflect any changes that would be effected if the Amended Articles are approved by stockholders and the appropriate Nevada filings are made. This summary does not purport to be complete and is subject to and is qualified in its entirety by our articles of incorporation which are incorporated in this prospectus by reference to our Form SB-2 filed with the SEC on February 4, 2008, together with the amendments thereto, and by our bylaws, which are incorporated in this prospectus by reference to our Current Report on Form 8-K filed with the SEC on July 12, 2023.

Common Stock

General. We are authorized to issue 250 million shares of common stock, par value $0.001 per share (“common stock”). All outstanding shares of common stock are, and all shares of common stock to be issued upon the exercise of warrants or conversion of any debt securities offered hereby will be, fully-paid and nonassessable.

Dividends. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of any outstanding shares of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board may determine.

Voting Rights. The holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders, including the election of directors. Cumulative voting is not permitted in the election of our directors.

Preemptive Rights. Holders of common stock do not have preemptive rights with respect to the issuance and sale by the Company of additional shares of common stock or other equity securities of the Company.

Liquidation Rights. In the event of our liquidation, dissolution, or winding up, our common stockholders will receive ratably any net assets that remain after the payment of all of our debts and other liabilities, subject to the senior rights of any outstanding preferred stock.

Other. Our shares of common stock are not convertible into any other security and do not have any preemptive rights, conversion rights, redemption rights or sinking fund provisions. The rights, preferences and privileges, including voting rights, of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of preferred stock that the board may designate and issue in the future. There are currently no preferred shares outstanding.

Preferred Stock

We are authorized to issue up to 75 million shares of preferred stock, in one or more series with such designations, relative rights, preferences, voting rights, limitations, dividend rates, redemption prices, liquidation prices, conversion rights, sinking or purchase fund rights, and other provisions as the board may fix or determine. There are currently no shares of preferred stock outstanding.

There are no restrictions on the repurchase or redemption of preferred stock by the Company in the event of any arrearage in the payment of dividends or sinking fund installments.

The issuance of preferred stock could adversely affect the holders of common stock. The potential issuance of preferred stock may discourage bids for shares of our common stock at a premium over the market price of our common stock, may adversely affect the market price of shares of our common stock and may discourage, delay or prevent a change of control.

Anti-takeover Effects of Certain Provisions of Our Articles of Incorporation and Bylaws and of Nevada Law

Nevada Law

Combinations with Interested Stockholder. Sections 78.411-78.444, inclusive, of the Nevada Revised Statutes (“NRS”) contain provisions governing combinations with an interested stockholder. For purposes of the NRS, “combinations” include: (i) any merger or consolidation with any interested stockholder, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to any interested stockholder of corporate assets with an aggregate market value equal to 5% or more of the aggregate market value of the corporation’s consolidated assets, 5% or more of the outstanding shares of the corporation or 10% or more of the earning power or net income of the corporation, (iii) the issuance to any interested stockholder of voting shares (except pursuant to a share dividend or similar proportionate distribution) with an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation, (iv) the dissolution of the corporation if proposed by or on behalf of any interested stockholder, (v) any reclassification of securities, recapitalization or corporate reorganization that will have the effect of increasing the proportionate share of the corporation’s outstanding voting shares held by any interested stockholder and (vi) any receipt by the interested stockholder of the benefit (except proportionately as a stockholder) of any loan, advance, guarantee, pledge or other financial assistance. For purposes of the NRS, an “interested stockholder” is defined to include any beneficial owner of more than 10% of any class of the voting securities of a Nevada corporation and any person who is an affiliate or associate of the corporation and was at any time during the preceding three years the beneficial owner or more than 10% of any class of the voting securities of the Nevada corporation.

Subject to certain exceptions, the provisions of the NRS governing combinations with interested stockholders provide that a Nevada corporation may not engage in a combination with an interested stockholder for two years after the date that the person first became an interested stockholder unless the combination or the transaction by which the person first became an interested stockholder is approved by the board of directors before the person first became an interested stockholder.

Control Share Acquisitions. The NRS also contains a “control share acquisitions statute.” If applicable to a Nevada corporation, this statute restricts the voting rights of certain stockholders referred to as “acquiring persons,” that acquire or offer to acquire ownership of a “controlling interest” in the outstanding voting stock of an “issuing corporation.” For purposes of these provisions a “controlling interest” means, with certain exceptions, the ownership of outstanding voting stock sufficient to enable the acquiring person to exercise one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more of all voting power in the election of directors and “issuing corporation” means a Nevada corporation that has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation, and which does business in Nevada directly or through an affiliated corporation. The voting rights of an acquiring person in the affected shares will be restored only if such restoration is approved by the holders of a majority of the voting power of the corporation. The NRS allows a corporation to “opt-out” of the control share acquisitions statute by providing in such corporation’s articles of incorporation or bylaws that the control share acquisitions statute does not apply to the corporation or to an acquisition of a controlling interest specifically by types of existing or future stockholders, whether or not identified.

Removal of Directors. Section 78.335 of the NRS provides that 2/3rds of the voting power of the issued and outstanding shares of the Company are required to remove a director from office. As such, it may be more difficult for stockholders to remove directors due to the fact the NRS requires greater than majority approval of the stockholders for such removal.

Articles of Incorporation and Bylaws

No Cumulative Voting. Where cumulative voting is permitted in the election of directors, each share is entitled to as many votes as there are directors to be elected and each stockholder may cast all of its votes for a single director nominee or distribute them among two or more director nominees. Thus, cumulative voting makes it easier for a minority stockholder to elect a director. Our articles of incorporation deny stockholders the right to vote cumulatively.

Authorized But Unissued Shares. Our articles of incorporation permit the board to authorize the issuance of preferred stock, and to designate the rights and preferences of our preferred stock, without obtaining stockholder approval. One of the effects of undesignated preferred stock may be to enable the board to render more difficult or to discourage a third party’s attempt to obtain control of Workhorse by means of a tender offer, proxy contest, merger, or otherwise. The issuance of shares of preferred stock also may discourage a party from making a bid for the common stock because the issuance may adversely affect the rights of the holders of common stock. For example, preferred stock that we issue may rank prior to the common stock as to dividend rights, liquidation preference, or both, may have special voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock.

Limitations on Liability and Indemnification of Officers and Directors

The NRS limits or eliminates the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our bylaws include provisions that require the company to indemnify our directors or officers against monetary damages for actions taken as a director or officer of our company. Our articles of incorporation, as amended, require us, to the fullest extent permitted by the NRS, as the same may be amended and supplemented, to indemnify any and all persons whom we have power to indemnify under said law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said law, which is not exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

The limitation of liability and indemnification provisions under the NRS and in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Listing

Our common stock is listed on the Nasdaq Capital Market under the trading symbol “WKHS.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Empire Stock Transfer, Inc.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of our common stock. We may issue warrants independently or together with other securities, and the warrants may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and the investors or a warrant agent. The following summary of material provisions of the warrants and warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to a particular series of warrants. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

●	the number of shares of common stock issuable upon the exercise of warrants to purchase such shares and the price at which such number of shares may be purchased upon such exercise;

●	the date, if any, on and after which the warrants and the related common stock will be separately transferable;

●	the terms of any rights to redeem or call the warrants;

●	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

●	United States federal income tax consequences applicable to the warrants; and

●	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of warrants to purchase common stock will not be entitled:

●	to vote, consent or receive dividends;

●	to receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

●	to exercise any rights as stockholders of Workhorse.

Each warrant will entitle its holder to purchase the number of shares of common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

A holder of warrant certificates may exchange them for new warrant certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase common stock are exercised, the holders of the warrants will not have any rights of holders of the underlying common stock, including any rights to receive dividends or payments upon any liquidation, dissolution or winding up on the common stock if any.

As of December 31, 2022, we had approximately 1.0 million warrants outstanding.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

We may issue debt securities from time to time in one or more series. The particular terms of each series that are offered by a prospectus supplement will be described in the prospectus supplement. The debt securities will be either our senior debt securities (“Senior Debt Securities”) or our subordinated debt securities (“Subordinated Debt Securities” and together with Senior Debt Securities, “Debt Securities”). The Senior Debt Securities and the Subordinated Debt Securities will be issued under an indenture (an “Indenture”) between us and the trustee party thereto (the “Trustee”). The Indenture will be qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). We have filed a form of Indenture as an exhibit to the registration statement of which this prospectus is a part, and supplemental Indentures and forms of Debt Securities containing the terms of the Debt Securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

To the extent any of the Debt Securities will be guaranteed by one or more of our subsidiaries (the “Subsidiary Guarantors”), the Subsidiary Guarantors guaranteeing such Debt Securities will enter into a supplemental Indenture to the applicable Indenture with us and the Trustee. The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our senior debt as described in the prospectus supplement applicable to any Subordinated Debt Securities. If the prospectus supplement so indicates, the Debt Securities will be convertible into our common stock.

Unless otherwise stated, the Debt Securities will be our direct, unsecured obligations. Unless the Debt Securities are guaranteed by our subsidiaries, the rights of Workhorse and our creditors, including holders of the Debt Securities, to participate in the assets of any subsidiary upon the latter’s liquidation or reorganization, will be subject to the prior claims of the subsidiaries’ creditors, except to the extent that we may be a creditor with recognized claims against such subsidiary.

General

The Indenture does not limit the amount of Debt Securities that we may issue. It provides that we may issue Debt Securities up to the principal amount that we may authorize and that the Debt Securities may be in any currency or currency unit that we may designate. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the Indenture, the terms of the Indenture do not contain any covenants or other provisions designed to give holders of any Debt Securities protection against changes in our operations, financial condition or transactions involving us. We will determine the terms and conditions of the Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture.

The applicable prospectus supplement will set forth the price or prices at which the Debt Securities to be offered will be issued and will describe the following terms of such Debt Securities:

●	title and aggregate principal amount;

●	whether the securities are subject to subordination and applicable subordination provisions, if any;

●	conversion or exchange into any securities or property;

●	percentage or percentages of principal amount at which such securities will be issued;

●	issuance date;

●	maturity date(s);

●	interest rate(s) or the method for determining the interest rate(s);

●	dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

●	whether interest will be payable in cash or in additional Debt Securities of the same series, or shall accrue and increase the aggregate principal amount outstanding of such series (including if the Debt Securities were originally issued at a discount);

●	redemption or early repayment provisions;

●	authorized denominations;

●	form;

●	amount of discount or premium, if any, with which such securities will be issued;

●	whether such securities will be issued in whole or in part in the form of one or more global securities;

●	identity of the depositary(ies) for global securities;

●	whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

●	the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

●	any provisions relating to any collateral or security provided for such Debt Securities;

●	any covenants applicable to the particular Debt Securities being issued;

●	any defaults and events of default applicable to the particular Debt Securities being issued;

●	currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on such securities will be payable;

●	securities exchange(s) on which the securities will be listed, if any;

●	our obligation or right to redeem, purchase or repay securities under a sinking fund, amortization or analogous provision;

●	provisions relating to covenant defeasance and legal defeasance of securities of the series;

●	provisions relating to satisfaction and discharge of the Indenture;

●	provisions relating to the modification of the Indenture both with and without the consent of holders of Debt Securities issued under the Indenture;

●	provisions, if any, granting special rights upon the occurrence of specified events;

●	whether the Debt Securities will be guaranteed by any of our subsidiaries and, if so, the names of the Subsidiary Guarantors;

●	any restriction of transferability of the series; and

●	additional terms not inconsistent with the provisions of the applicable Indenture.

Debt Securities, including any Debt Securities which provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to Debt Securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any Debt Securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Conversion or Exchange Rights

The terms, if any, on which a series of Debt Securities may be convertible into or exchangeable for common stock or other securities will be detailed in the prospectus supplement relating thereto. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of holders, or at our option, the conversion price and the conversion period, and may include provisions pursuant to which the number of shares of our common stock or other securities to be received by holders of such series of Debt Securities would be subject to adjustment.

Consolidation, Merger or Sale

Unless we provide otherwise in the prospectus supplement applicable to a particular series of Debt Securities, the Indenture will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of our assets as an entirety or substantially as an entirety. However, any successor to or acquirer of such assets (other than a subsidiary of ours) must assume all of our obligations under the Indenture or the Debt Securities, as applicable.

Events of Default Under the Indenture

Unless we provide otherwise in the prospectus supplement applicable to a particular series of Debt Securities, the following are events of default under the Indenture with respect to any series of Debt Securities that we may issue:

●	if we fail to pay any installment of interest on any series of Debt Securities, as and when the same shall become due and payable, and such default continues for a period of 90 days; provided, however, that a valid extension of an interest payment period by us in accordance with the terms of any Indenture supplemental thereto shall not constitute a default in the payment of interest for this purpose;

●	if we fail to pay the principal of, or premium, if any, on any series of Debt Securities as and when the same shall become due and payable whether at maturity, upon redemption, by declaration or otherwise, or in any payment required by any sinking or analogous fund established with respect to such series; provided, however, that a valid extension of the maturity of such Debt Securities in accordance with the terms of any Indenture supplemental thereto shall not constitute a default in the payment of principal or premium, if any;

●	if we fail to observe or perform any other covenant or agreement contained in the Debt Securities or the Indenture, other than a covenant specifically relating to another series of Debt Securities, and our failure continues for 90 days after we receive written notice of such failure, requiring the same to be remedied and stating that such is a notice of default thereunder, from the Trustee or holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of the applicable series; and

●	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to Debt Securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series, by notice to us in writing, and to the Trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of Debt Securities then outstanding shall be due and payable without any notice or other action on the part of the Trustee or any holder.

The holders of a majority in principal amount of the outstanding Debt Securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the Indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the Indenture, if an event of default under an Indenture shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any of the holders of the applicable series of Debt Securities, unless such holders have offered the Trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series, provided that:

●	the direction so given by the holder is not in conflict with any law or the applicable Indenture; and

●	subject to its duties under the Trust Indenture Act, the Trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the Debt Securities of any series will have the right to institute a proceeding under the Indenture or to appoint a receiver or Trustee, or to seek other remedies only if:

●	the holder has given written notice to the Trustee of a continuing event of default with respect to that series;

●	the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series have made written request;

●	such holders have offered to the Trustee indemnity satisfactory to it against the costs, expenses and liabilities to be incurred by the Trustee in compliance with the request; and

●	the Trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of Debt Securities if we default in the payment of the principal, premium, if any, or interest on, the Debt Securities.

We will periodically file statements with the Trustee regarding our compliance with specified covenants in the Indenture.

Modification of Indenture; Waiver

We and the Trustee may change an Indenture without the consent of any holders with respect to specific matters:

●	to cure any ambiguity, defect or inconsistency in the Indenture or in the Debt Securities of any series;

●	to comply with the provisions described above under “Description of Debt Securities and Guarantees—Consolidation, Merger or Sale;”

●	to provide for uncertificated Debt Securities in addition to or in place of certificated Debt Securities;

●	to add to our covenants, restrictions, conditions or provisions such new covenants, restrictions, conditions or provisions for the benefit of the holders of all or any series of Debt Securities, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default or to surrender any right or power conferred upon us in the Indenture;

●	to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of Debt Securities, as set forth in the Indenture;

●	to make any change that does not adversely affect the interests of any holder of Debt Securities of any series in any material respect;

●	to provide for the issuance of and establish the form and terms and conditions of the Debt Securities of any series as provided above under “Description of Debt Securities and Guarantees—General” to establish the form of any certifications required to be furnished pursuant to the terms of the Indenture or any series of Debt Securities, or to add to the rights of the holders of any series of Debt Securities;

●	to evidence and provide for the acceptance of appointment under any Indenture by a successor Trustee; or

●	to comply with any requirements of the SEC in connection with the qualification of any Indenture under the Trust Indenture Act.

In addition, under the Indenture, the rights of holders of a series of Debt Securities may be changed by us and the Trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding Debt Securities of each series that is affected. However, unless we provide otherwise in the prospectus supplement applicable to a particular series of Debt Securities, we and the Trustee may make the following changes only with the consent of each holder of any outstanding Debt Securities affected:

●	extending the fixed maturity of any Debt Securities of any series;

●	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any series of any Debt Securities; or

●	reducing the percentage of Debt Securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

The Indenture provides that we can elect to be discharged from our obligations with respect to one or more series of Debt Securities, except for specified obligations, including obligations to:

●	provide for payment;

●	register the transfer or exchange of Debt Securities of the series;

●	replace stolen, lost or mutilated Debt Securities of the series;

●	pay principal of and premium and interest on any Debt Securities of the series;

●	maintain paying agencies;

●	hold monies for payment in trust;

●	recover excess money held by the Trustee;

●	compensate and indemnify the Trustee; and

●	appoint any successor Trustee.

In order to exercise our rights to be discharged, we must deposit with the Trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the Debt Securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the Debt Securities of each series only in fully registered form without coupons and, unless we provide otherwise in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The Indenture provides that we may issue Debt Securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, or DTC, or another depositary named by us and identified in the applicable prospectus supplement with respect to that series. To the extent the Debt Securities of a series are issued in global form and as book-entry, a description of terms relating to any book-entry securities will be set forth in the applicable prospectus supplement.

At the option of the holder, subject to the terms of the Indenture and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the Debt Securities of any series can exchange the Debt Securities for other Debt Securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the Indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the Debt Securities may present the Debt Securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the Debt Securities that the holder presents for transfer or exchange, we will impose no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any Debt Securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the Debt Securities of each series.

If we elect to redeem the Debt Securities of any series, we will not be required to:

●	issue, register the transfer of, or exchange any Debt Securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any Debt Securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

●	register the transfer of or exchange any Debt Securities so selected for redemption, in whole or in part, except the unredeemed portion of any Debt Securities we are redeeming in part.

Information Concerning the Trustee

The Trustee, other than during the occurrence and continuance of an event of default under an Indenture, undertakes to perform only those duties as are specifically set forth in the applicable Indenture. Upon an event of default under an Indenture, the Trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Trustee is under no obligation to exercise any of the powers given it by the Indenture at the request of any holder of Debt Securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of interest on any Debt Securities on any interest payment date to the person in whose name the Debt Securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the Debt Securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in the applicable prospectus supplement, we will designate the corporate trust office of the Trustee as our sole paying agent for payments with respect to Debt Securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the Debt Securities of a particular series. We will maintain a paying agent in each place of payment for the Debt Securities of a particular series.

All money we pay to a paying agent or the Trustee for the payment of the principal of or any premium or interest on any Debt Securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Guarantees of Debt Securities

If specified in the prospectus supplement, one or more Subsidiary Guarantors will guarantee the Debt Securities of a series. Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the guarantee of the Subsidiary Guarantors with respect to that series of Debt Securities.

Subject to the limitations described below and in the applicable prospectus supplement, the applicable Subsidiary Guarantors will, jointly and severally, fully, unconditionally and irrevocably guarantee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, interest and additional amounts, if any, on the Debt Securities and all of our other monetary obligations under the Indenture. The obligations of each Subsidiary Guarantor under its guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law.

In the case of Subordinated Debt Securities, a Subsidiary Guarantor’s guarantee will be subordinated in right of payment to the senior debt of such Subsidiary Guarantor on the same basis as the Subordinated Debt Securities are subordinated to our senior debt. No payment will be made by any Subsidiary Guarantor under its guarantee during any period in which payments by us on the Subordinated Debt Securities are suspended by the subordination provisions of the Indenture.

Each Subsidiary Guarantor that makes a payment under its guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment.

If a guarantee by a Subsidiary Guarantor were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its guarantee could be reduced to zero.

The guarantee of a Subsidiary Guarantor will be automatically and unconditionally released and discharged, without the consent of the holders of our Debt Securities, and no further action by us, any Subsidiary Guarantor or the Trustee shall be required for such release (unless we shall notify the Trustee in writing that no release and discharge shall occur as a result thereof) upon the sale or other disposition (including by way of consolidation or merger) of such Subsidiary Guarantor to a person or entity other than us or any of our subsidiaries, as permitted by the applicable Indenture.

Global Securities

The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual Debt Securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any Debt Securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The Indenture and the Debt Securities (including any guarantees) will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF UNITS

We may issue units consisting of any combination of the other types of securities offered under this prospectus in one or more series. We may evidence each series of units by unit certificates that we will issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. We will indicate the name and address of the unit agent in the applicable prospectus supplement relating to a particular series of units.

The following description, together with the additional information included in any applicable prospectus supplement, summarizes the general features of the units that we may offer under this prospectus. You should read any prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of units being offered, as well as the complete unit agreements that contain the terms of the units. Specific unit agreements will contain additional important terms and provisions, and we will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of each unit agreement relating to units offered under this prospectus.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

●	the title of the series of units;

●	identification and description of the separate constituent securities comprising the units;

●	the price or prices at which the units will be issued;

●	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

●	a discussion of certain United States federal income tax considerations applicable to the units; and

●	any other terms of the units and their constituent securities.

PLAN OF DISTRIBUTION

We may sell or distribute the securities included in this prospectus through underwriters, through agents, dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we may sell some or all of the securities included in this prospectus through:

●	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

●	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

●	ordinary brokerage transactions and transactions in which a broker solicits purchasers;

●	“at-the-market offerings,” within the meaning of Rule 415(a)(4) under the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise; or

●	a combination of any of these methods.

There is currently no market for any of the securities, other than the shares of common stock listed on the Nasdaq Capital Market. If the securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the securities, such underwriter would not be obligated to do so, and any such market making could be discontinued at any time without notice. Therefore, we cannot assure you as to whether an active trading market will develop for these other securities. We have no current plans to list the Debt Securities on any securities exchange or any automated quotation system; any such listing with respect to any particular Debt Securities will be described in the applicable prospectus supplement.

Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the shares may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them or their controlling persons against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of and the respective amounts underwritten by any underwriters, dealers or agents, nature of the underwriters’ obligation to purchase the securities, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. The nature and amount of discounts and commissions to underwriters for each security and in total will be provided in tabular format.

Securities may also be sold directly by us. In this case, no underwriters or agents would be involved.

If a prospectus supplement so indicates, underwriters, brokers or dealers, in compliance with applicable law, may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer shall be fair and reasonable.

LEGAL MATTERS

Our legal counsel, Taft Stettinius & Hollister LLP, Cincinnati, Ohio, and Parsons Behle & Latimer, with respect to Nevada law, will pass upon certain legal matters in connection with certain of the offered securities. Any agents, underwriters or dealers will be advised about legal matters by their own counsel, which will be named in an accompanying prospectus supplement.

EXPERTS

The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Green Senior Secured Convertible Note Due 2026 and Warrant

PROSPECTUS SUPPLEMENT

December 12, 2023